Exhibit 99.9

OFFICE OF THE COMPTROLLER GENERALBRITISH COLUMBIABuilding today for a better tomorrow.Front Cover

Public Accounts Ministry of Finance Office of the Comptroller General For the Fiscal Year Ended March 31, 2022

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001

Annual.
Report year ends Mar. 31.
Continues: British Columbia. Ministry of Finance.
Public accounts. ISSN 1187–8657.
ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and
expenditures–Periodicals. 2. Revenue–British
Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74	352.4’09711’05	C2001–960204–9

August 30, 2022
Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2022.

SELINA ROBINSON
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Selina Robinson

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2022.

Respectfully submitted,

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2022.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

In the 2021/22 fiscal year, government continued to provide emergency support in response to the COVID–19 pandemic, which included pandemic response and economic recovery spending of $3,778 million. As in the previous year, additional financial information specific to the pandemic is included on page 13. We continue to maintain the highest standards of transparency and accountability to provide comprehensive accounting of this extraordinary event spanning several fiscal years.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and their staff for their cooperation and support in preparing the Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692; or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	14
Economic Highlights	29

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	43
Consolidated Statement of Operations	44
Consolidated Statement of Change in Net Liabilities	45
Consolidated Statement of Cash Flow	46
Notes to Consolidated Summary Financial Statements	48
Reporting Entity	89
Consolidated Statement of Financial Position by Sector	92
Consolidated Statement of Operations by Sector	96
Statement of Financial Position for Self–supported Crown Corporations and Agencies	100
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	102
Consolidated Statement of Tangible Capital Assets	104
Consolidated Statement of Guaranteed Debt	105

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	109
SUCH Statement of Financial Position	112
SUCH Statement of Operations	114
Consolidated Staff Utilization	115

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	119
Statement of Operations	120
General Fund Statement of Financial Position	121
General Fund Statement of Operations	122
BC Prosperity Fund Statement of Financial Position	123
BC Prosperity Fund Statement of Operations	123
Statement of Cash Flow	124
Schedule of Net Revenue by Source	126
Schedule of Comparison of Estimated Expenses to Actual Expenses	128
Schedule of Financing Transaction Disbursements	130
Schedule of Write–offs, Extinguishments and Remissions	131

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	135
Provincial Debt (Unaudited)	136
Change in Provincial Debt (Unaudited)	137
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	138
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	138
Change in Provincial Debt, Comparison to Budget (Unaudited)	139
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	140
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	141
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	143
Summary of Provincial Debt	147
Key Indicators of Provincial Debt	149
Summary of Performance Measures	150

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PUBLIC ACCOUNTS 2021/22

Contents — Continued

Definitions (Unaudited)	151
Acronyms (Unaudited)	154

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PUBLIC ACCOUNTS 2021/22

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the General Fund Statement of Financial Position, the General Fund Statement of Operations, the BC Prosperity Fund Statement of Financial Position, the BC Prosperity Fund Statement of Operations, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write–offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

The following information is available only on the Internet at: http://gov.bc.ca/finance

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

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PUBLIC ACCOUNTS 2021/22

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 161, 167, 168 and 170 of the Budget and Fiscal Plan 2021/22-2023/24.

Budget and Actual Results 2021/22

		In Millions			Variance
	2021/22 Budget	2021/22 Updated Forecast	2021/22 Actual	2020/21 Actual	2021/22 Actual to Budget	2021/22 vs 2020/21
	$	$	$	$	$	$
Revenue	58,929	70,220	72,392	62,156	13,463	10,236
Expense	(67,627)	(69,703)	(71,086)	(67,624)	(3,459)	(3,462)
Surplus (deficit) before forecast allowance	(8,698)	517	1,306	(5,468)	10,004	6,774
Forecast allowance	(1,000)	(1,000)			1,000
Surplus (deficit) for the year	(9,698)	(483)	1,306	(5,468)	11,004	6,774

Capital spending:
Taxpayer–supported capital spending	8,479	7,157	6,002	5,428	(2,477)	574
Self–supported capital spending	4,976	3,828	3,652	3,475	(1,324)	177
Total capital spending	13,455	10,985	9,654	8,903	(3,801)	751

Provincial debt:
Taxpayer–supported	71,642	61,731	62,341	59,750	(9,301)	2,591
Self–supported	30,238	28,814	28,325	27,350	(1,913)	975
Forecast allowance	1,000	1,000			(1,000)
Total provincial debt	102,880	91,545	90,666	87,100	(12,214)	3,566

Taxpayer–supported debt to GDP ratio	22.8%	17.8%	17.9%	20.2%	(4.9)	(2.3)

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $1,306 million, which was an improvement of $11,004 million over the deficit forecast in the Budget and Fiscal Plan 2021/22–2023/24. The 2021/22 surplus of $1,306 million was a $6,774 million improvement over the deficit of $5,468 million in fiscal year 2020/21.

Revenue increased by $10,236 million over fiscal year 2020/21 and was $13,463 million higher than budget. The increase in revenue in the current year was mainly due to increases in taxation revenue, natural resources, and net earnings from self–supported Crown corporations and agencies.

Expense increased by $3,462 million over fiscal year 2020/21 and was higher than budget by $3,459 million. The increases in spending in the current year were mainly in the health, education, natural resources, and transportation sectors. Additional spending over budget was authorized through various statutory appropriations.

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Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totalled $6,002 million in 2021/22, $2,477 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $3,652 million in 2021/22. Self–supported capital spending was $1,324 million lower than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt increased by $2,591 million in 2021/22 to support increased capital infrastructure in schools, hospitals and social housing. Self–supported provincial debt increased by $975 million due to an increase in capital infrastructure related to power projects. The increase in total provincial debt of $3,566 million was $12,214 million less than the budgeted increase in total debt of $15,780 million. The key measure of taxpayer–supported debt to GDP ended the year at 17.9%, which is lower than the forecasted 22.8% in the budget.

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

COVID–19 Pandemic Spending and Related Measures

This section provides an overview of spending through the province’s pandemic response and economic recovery programs during the current year. This spending was authorized by voted appropriations or statutory appropriations.

	In Millions
	Vote 45 Pandemic and Recovery	Ministry Votes	Statutory Appropriation	Total Spend
	$	$	$	$
Health and Safety
Health Related COVID–19 Management	1,841	315		2,156
Total	1,841	315	0	2,156
Supports for Business and People
Small and Medium Sized Business Recovery Grants Program	469			469
Tourism, Art and Other Sector Supports	163			163
Temporary Housing, Meals and Supports for Vulnerable Persons	7		142	149
Essential Services	142	11		153
Childcare Health and Safety Grants and K–12 Recovery Plan	28	36		64
BC Recovery Benefit	28	16	12	56
Non–Profit Recovery and Resiliency Fund		30		30
Increased Employment Incentive Tax Credit	7	26	8	41
COVID–19 Paid Sick Leave	16			16
Total	860	119	162	1,141
Preparing for Recovery
Recovery funding for BC Transit and Translink	201	3		204
Skills Training and Youth Employment Initiatives	66	121		187
Community Infrastructure and CleanBC Recovery Investments	39	42		81
Total	306	166	0	472
Ministry Operations and Other Pandemic–Related Costs
Ministry Operations and Other Pandemic–Related costs		9		9
Total Pandemic Response and Recovery Program Spending	3,007	609	162	3,778

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The discussion and analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2017/18 Actual	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual
	$	$	$	$	$
Taxation	28,321	32,714	33,266	34,166	40,717
Contributions from federal government	9,055	9,052	9,535	12,894	11,980
Fees and licences	6,249	5,593	5,572	4,329	4,584
Miscellaneous	3,543	3,413	3,838	3,136	3,910
Net earnings of self–supported Crown corporations and agencies	1,056	2,005	2,918	3,964	5,424
Natural resources	2,695	3,108	2,268	2,403	4,471
Investment income	1,101	1,243	1,263	1,264	1,306
Total revenue	52,020	57,128	58,660	62,156	72,392

Provincial revenues increased by $10,236 million in 2021/22. The improvement in provincial revenue was primarily due to increases in taxation revenue of $6,551 million, natural resources revenue of $2,068 million, net earnings of self–supported Crown corporations and agencies of $1,460 million, and other revenues of $1,071 million. Increases in these significant sources of revenue were offset by a decrease in contributions from the federal government of $914 million.

In 2021/22, taxation revenue increased by $6,551 million (19.2%). Personal income tax revenue increased by $2,586 million (23.3%), reflecting a stronger income and tax base. Property transfer tax revenue increased by $1,229 million (58.6%) due to the higher property values and number of housing sales. Provincial sales tax revenue increased $1,037 million (13.5%). Other taxation revenues increased by $1,699 million, mainly from increases in property and carbon taxes.

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

The net earnings of self–supported Crown corporations and agencies were $1,460 million higher than 2020/21 mainly from increased earnings of $688 million in ICBC and $791 million in British Columbia Lottery Corporation.

Natural resource revenues were $2,068 million higher than 2020/21, mainly from increased forestry revenue due to increased stumpage rates and increased natural gas royalties and mineral revenues due to higher prices.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has remained stable over the past five years, ending the year at 17.4%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2017/18, total revenue has increased in relation with the increase in GDP. Taxation revenue has continued to exceed the growth in GDP, and natural resource revenue has increased over prior years. Contributions from the federal government decreased in the year due to reduced COVID–19 support payments.

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Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues increased by $1,298 million from 2020/21. These categories of natural resource revenue account for 41.3% of natural resource revenue compared to 22.9% in 2020/21.

Forestry revenue increased by $589 million in 2021/22. The proportion of natural resource revenue derived from forestry decreased to 42.4% in 2021/22 from 54.3% in 2020/21.

Water and other resource revenues increased by $181 million in the year. They comprise 16.3% of provincial natural resource revenue.

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less reliance.

Federal transfers decreased in 2021/22, resulting in a ratio decrease to 16.5%, primarily from reduced COVID–19 support payments.

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, natural resources and economic development, interest, other, transportation, general government, and protection of persons and property. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	20,927	22,151	23,449	25,605	27,584
Education	13,092	14,089	14,735	14,943	15,795
Social services	4,737	5,343	5,887	7,789	7,268
Other	1,553	1,810	2,501	2,841	3,058
Natural resources and economic development	3,374	3,825	3,778	4,191	5,213
Interest	2,623	2,684	2,727	2,722	2,742
Transportation	1,931	2,021	2,126	3,360	4,453
Protection of persons and property	1,930	2,004	2,126	2,258	2,937
General government	1,540	1,670	1,653	3,915	2,036
Total expense	51,707	55,597	58,982	67,624	71,086

Government spending on programs and services increased by $3,462 million in 2021/22.

The province increased spending on the health sector by $1,979 million (7.7%), the transportation sector by $1,093 million (32.5%), the natural resources sector by $1,022 million (24.4%) and the education sector by $852 million (5.7%). Spending in all of the remaining sectors decreased by $1,484 million over 2020/21, mainly due to the BC Recovery Benefit offered in 2020/21. Expenses of the year included $3,778 million in pandemic response and recovery program costs as detailed on page 13.

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PUBLIC ACCOUNTS 2021/22

Financial Statement Discussion and Analysis Report

In 2021/22, provincial operating expenses were $71,086 million, a $3,462 million (5.1%) increase from 2020/21. Program spending has increased by $19,379 million (37.5%) since 2017/18. This is compared to increases in GDP of 24.4% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 22.9% to 20.4% in 2021/22, reflecting a return to more typical spending after the significant increased government spending on pandemic response and recovery programs in 2020/21.

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Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2020/21 to 2021/22

	In Millions
			Surplus
	Revenue	Expense	(Deficit)
	$	$	$
2020/21 (Deficit)	62,156	67,624	(5,468)
Increase in taxation revenue	6,551		6,551
Increase in natural resources revenue	2,068		2,068
Increase in net earnings of self–supported Crown corporations and agencies	1,460		1,460
Increase in other revenues	1,071		1,071
Decrease in contributions from the federal government	(914)		(914)
Increase in health spending		1,979	(1,979)
Increase in transportation spending		1,093	(1,093)
Increase in natural resources spending		1,022	(1,022)
Increase in education spending		852	(852)
Decrease in other program spending		(1,484)	1,484
Subtotal of changes in actual results	10,236	3,462	6,774
	72,392	71,086
2021/22 Surplus			1,306
2020/21 Accumulated Surplus before Accumulated Other Comprehensive income			2,453
2021/22 Accumulated Surplus before Accumulated Other Comprehensive income			3,759
Accumulated other comprehensive income (loss) from self–supported Crown corporations and agencies			396
2021/22 Accumulated Surplus			4,155

The year over year increase in total revenue of $10,236 million, offset by the increase in total expense of $3,462 million, resulted in a surplus that was $6,774 million higher than the 2020/21 deficit. Accumulated surplus, including accumulated other comprehensive income, increased from $3,136 million in 2020/21 to $4,155 million at the end of 2021/22.

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Financial Statement Discussion and Analysis Report

Changes from 2021/22 Budget

	In Millions
			Forecast	Surplus
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$
(Deficit) per 2021/22 Budget	58,929	67,627	(1,000)	(9,698)
Increased taxation revenue	6,935			6,935
Increased net earnings of self–supported Crown corporations and agencies	2,559			2,559
Increased natural resources revenue	1,939			1,939
Increased contributions from the federal government	1,450			1,450
Increased miscellaneous revenue	580			580
Increased transportation spending		2,117		(2,117)
Increased natural resources and economic development spending		1,601		(1,601)
Increased health spending		1,478		(1,478)
Increased protection spending		1,002		(1,002)
Decreased other spending		(2,739)		2,739
Forecast allowance			1,000	1,000
Subtotal of changes in actual results compared to budget	13,463	3,459	1,000	11,004
Actual Results	72,392	71,086	0	1,306

Revenue was $13,463 million (22.9%) higher than the budgeted amount of $58,929 million and expenses were $3,459 million (5.1%) higher than the budgeted amount of $67,627 million. Additional spending over budget was authorized by various statutory appropriations.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2021/22	2021/22
	2021/22	2021/22	2020/21	Budget	vs
	Budget	Actual	Actual	to Actual	2020/21
	$	$	$	$	$
Financial assets	55,016	64,198	58,395	9,182	5,803
Less: liabilities	(126,938)	(119,982)	(111,560)	6,956	(8,422)
Net Liabilities	(71,922)	(55,784)	(53,165)	16,138	(2,619)
Less: non–financial assets	62,466	59,939	56,301	(2,527)	3,638
Accumulated surplus	(9,456)	4,155	3,136	13,611	1,019

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Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2022, the accumulated surplus was $4,155 million, $13,611 million higher than budget.

Financial assets were $5,803 million higher than 2020/21 as the result of increases in equity in self–supported Crown corporations and agencies of $2,591 million, loans for the purchase of assets, recoverable from agencies of $917 million, cash, cash equivalents and temporary investments of $582 million, and $1,713 million in other financial assets.

Liabilities increased by $8,422 million from 2020/21. This increase was the result of an increase of $2,583 million in taxpayer–supported debt to support infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads, an increase in self–supported debt of $934 million due to investment in government power projects, an increase in deferred revenue of $1,168 million, and an increase of $3,737 million in other liabilities.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $3,638 million over 2020/21 representing government’s investment in current year infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2021/22, the province had an accumulated surplus of $4,155 million, $1,019 million higher than in 2020/21. The positive operating results of prior years continue to provide the flexibility to sustain core public services.

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Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	3,440	3,029	3,985	6,560	7,142
Equity in self–supported Crown corporations and agencies	6,118	5,738	6,523	9,632	12,223
Loans, advances and mortgages receivable	2,339	2,395	2,952	4,032	4,199
Loans for the purchase of assets, recoverable from agencies	20,534	22,547	24,768	26,301	27,218
Other financial assets	10,748	10,994	10,144	11,870	13,416
Total financial assets	43,179	44,703	48,372	58,395	64,198

In 2021/22, financial assets increased by $5,803 million primarily due to an increase in equity in self–supported Crown corporations and agencies of $2,591 million mainly related to the increase in ICBC’s unremitted earnings, an increase in recoverable capital loans of $917 million due to investments in power projects, and an increase in cash, cash equivalents, and temporary investments of $582 million. The remaining financial assets including receivables and other investments increased by $1,713 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	44,752	43,209	46,669	59,982	62,565
Self–supported debt	20,619	22,655	24,847	26,275	27,209
Total financial statement debt	65,371	65,864	71,516	86,257	89,774
Accounts payable and other liabilities	9,751	10,572	11,497	13,092	16,829
Deferred revenue	10,052	10,543	10,651	12,211	13,379
Total liabilities	85,174	86,979	93,664	111,560	119,982

In 2021/22, total liabilities increased by $8,422 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt increased by $2,583 million and self–supported financial statement debt increased by $934 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 26. Deferred revenue increased by $1,168 million and accounts payable and other liabilities increased by $3,737 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

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Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of government’s infrastructure and long–term non–financial assets.

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	45,770	47,763	49,957	52,716	56,001
Other non–financial assets	2,700	2,786	3,031	3,585	3,938
Total non–financial assets	48,470	50,549	52,988	56,301	59,939

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2022, non–financial assets were $59,939 million which was $3,638 million higher than 2020/21 and $11,469 million higher than fiscal 2017/18. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $3,285 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the annual surplus (deficit). They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $3,285 million in 2021/22, and $14,766 million since the start of fiscal 2017/18 (including the Transportation Investment Corporation which was fully consolidated in fiscal 2017/18). Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

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Net Liabilities and Accumulated Surplus

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	43,179	44,703	48,372	58,395	64,198
Less: liabilities	(85,174)	(86,979)	(93,664)	(111,560)	(119,982)
Net liabilities	(41,995)	(42,276)	(45,292)	(53,165)	(55,784)
Less: non–financial assets	48,470	50,549	52,988	56,301	59,939
Accumulated surplus	6,475	8,273	7,696	3,136	4,155

Net liabilities increased by $2,619 million in 2021/22. Liabilities include deferred revenue of $13,379 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

In the year the financial measure of net liabilities has increased less than the increase in investments in infrastructure, resulting in an increase in accumulated surplus. The accumulated surplus of the province was $4,155 million at the end of 2021/22, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non–financial assets and net liabilities has remained stable.

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Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The trend toward increased net liabilities to GDP reflects the ongoing impacts from the COVID–19 pandemic and disaster response, while the ratio returned to a more normal level in 2021/22. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect government spending on pandemic response and recovery programs.

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Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2017/18	2018/19	2019/20	2020/21	2021/22
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	65,371	65,864	71,516	86,257	89,774
Less: sinking fund assets	(1,348)	(752)	(692)	(492)	(510)
Third party guarantees and non–guaranteed debt	896	850	1,337	1,335	1,402
Total provincial debt	64,919	65,962	72,161	87,100	90,666

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $892 million higher than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self–supported Crown corporations.

Total provincial debt increased by $3,566 million in 2021/22 to support investments in capital projects. Taxpayer–supported debt increased by $2,591 million, including increases for BC Transportation Financing Authority of $1,294 million, in the education sector of $1,160 million, the health sector by $703 million, and other taxpayer–supported corporations and agencies by $947 million, while government direct operating debt decreased $1,513 million. The debt of self–supported Crown corporations and agencies increased $975 million for investments in power projects.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. A decreasing ratio means that debt is growing slower than the growth of the economy as measured by GDP.

At the end of 2021/22, taxpayer–supported debt to GDP was 17.9%, which was lower than the budgeted 22.8%, returning to a stable trend after the impacts of COVID–19 in 2020/21.

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Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2021/22, Moody’s Investors Service Inc. gave the province a Aaa credit rating (2021: Aaa); Standard and Poor’s gave the province a AA+ credit rating (2021: AAA); and Dominion Bond Rating Service gave the province a AA(high) credit rating (2021: AA(high)).

Credit Ratings March 31, 2022

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AA+	AA (high)
Alberta	Aa3	A	AA (low)
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA–	AA (low)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	AA–	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A (low)
Canada	Aaa	AAA	AAA

1  The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–“, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 135–150.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2021/22, the province spent 2.8 cents of each revenue dollar on interest on provincial taxpayer–supported debt.

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Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2021/22, the province had the equivalent of CAD $284 million in non–hedged debt.

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Economic Highlights

British Columbia’s economy grew by 6.2% in the 2021 calendar year, the second highest among provinces, following a contraction of 3.4% in 2020 according to preliminary GDP by industry data from Statistics Canada. The estimated 6.2% advancement for British Columbia in 2021 is an improvement compared to the government’s Budget 2022 estimate of 5.0% growth.

Real Gross Domestic Product in Calendar Year 2021

Both service–producing industries and goods–producing industries experienced growth compared to 2020.

Service–producing industries, which account for just over three–quarters of British Columbia’s GDP, contributed the most to 2021 GDP gains with 6.6% growth, with all sectors experiencing gains except for the management of companies and enterprises sector (down 26.6%). Output in the real estate and rental and leasing (up 5.2%), healthcare and social assistance (up 10.3%), professional, scientific and technical services (up 8.2%), and retail trade (up 7.8%) sectors were the main drivers of the increase. Some sectors heavily impacted by pandemic restrictions in 2020 rebounded in 2021, but were still below 2019 GDP levels.

British Columbia’s goods–producing industries grew by 4.8% in 2021. Output in the mining, quarrying and oil and gas extraction sector advanced by 13.6%, supported by global demand and higher energy prices. Smaller increases were observed in the construction sector (up 3.6%), manufacturing (up 4.2%), and the utilities sector (up 1.8%). At the same time, the agriculture, forestry, fishing and hunting sector remained flat compared to 2020.

Unemployment Rate

British Columbia’s annual unemployment rate was 6.5% in 2021, down from 8.9% in 2020. It remained above pre–pandemic levels throughout the year, although it has trended down with labour market improvements. The unemployment rate in British Columbia in 2021 was lower than the national unemployment rate of 7.5%. The average level of employment in British Columbia increased by 6.6% in 2021, following a 6.6% decline in 2020.

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Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•	the outcome of litigation, arbitration, and negotiations with third parties;

•	potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•	utilization rates for government services such as health care, children and family services, and income assistance;

•	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
Variable	Increase Of	Annual Fiscal Impact ($ millions)
Nominal GDP	1%	$200 to $300
Lumber prices (US$/thousand board feet)	$50	$100 to $150[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$130 to $150[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($185)
Debt	$500 million	($11) to ($13)

1 Sensitivity relates to stumpage revenue only.

2 Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 72 of the Notes to the Consolidated Summary Financial Statements.

Consolidated

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2022

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Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Selina Robinson
SELINA ROBINSON
Chair, Treasury Board

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INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of British Columbia

Qualified Opinion

I have audited the summary financial statements of the Government of the Province of British Columbia (Government) using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA is responsible for this audit and its performance. The summary financial statements comprise the consolidated statement of financial position as at March 31, 2022, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and notes to the financial statements including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the summary financial statements present fairly, in all material respects, the financial position of Government as at March 31, 2022, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian Public Sector Accounting Standards.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

Deferral of Revenues

Government’s accounting treatment for funds received from other governments, and for externally restricted funds received from non-government sources, is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian Public Sector Accounting Standards, Government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such Government’s method of accounting for those contributions represents a departure from Canadian Public Sector Accounting Standards.

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had Government made an adjustment to correct for this departure in the current year, the liability for deferred revenue as at March 31, 2022 would have been lower by $6.48 billion, contribution revenue, surplus for the year and accumulated surplus would have been higher by $6.48 billion, and net liabilities would have been lower by $6.48 billion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Incomplete Contractual Obligations Disclosure

Under Canadian Public Sector Accounting Standards, contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed so that financial statement users understand the nature and extent to which Government’s resources are already committed to meet its future obligations. The summary financial statements do not provide the required disclosures in relation to certain contracts, such as many contracts below the $50 million threshold noted in Note 28 – Contingent Liabilities and Contractual Obligations as well as larger contracts such as the obligation to the BC First Nations Gaming Revenue Sharing Limited Partnership (see following qualification). In my opinion this represents a departure from Canadian Public Sector Accounting Standards. The following table, derived from historical information and management’s records, sets out the estimated effect of this departure on Note 28 - Contingent Liabilities and Contractual Obligations.

Understatement of Contractual Obligations	In Millions
	2023 $	2024 $	2025 $	2026 $	2027 $	2028 and beyond $	Total $
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies	708	315	203	171	144	1,910	3,451

BC First Nations Gaming Revenue Sharing Agreement Accounting Treatment

On October 31, 2019, amendments to the Gaming Control Act (the Act) added Division 4 – First Nations Revenue Sharing. On September 16, 2020, the Province of British Columbia entered into the Long-Term BC First Nations Gaming Revenue Sharing and Financial Agreement (the Agreement) which sets out the administrative mechanism for implementing the amendments to the Act. Both the amendments and the Agreement set out the direction to pay 7% of the net income of British Columbia Lottery Corporation (BCLC) to the BC First Nations Gaming Revenue Sharing Limited Partnership (the Partnership) each year for 23 years commencing in 2022.

Under Canadian Public Sector Accounting Standards, this arrangement should be accounted for on a gross basis, whereby, the net income of BCLC should be included in the revenue of the Government and the transfer of 7% of the BCLC net income made to the Partnership should be recorded as a government transfer expense. Note disclosures associated with this transaction should reflect this accounting treatment. Government’s summary financial statements have accounted for this transaction on a net basis. As a result, neither the revenues nor the expenses have been reflected on the income statement. Note 39 – Dedicated Revenues describes the transaction as a “flow-through” arrangement. In my opinion, Government’s method of accounting for the Agreement, and the disclosure in Note 39 – Dedicated Revenues, represents a departure from Canadian Public Sector Accounting Standards.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

The effect of this departure is an understatement of both revenues and expenses on the statement of operations in the current year of $91 million, and an inaccurate characterization of this transaction as a “flow-through” arrangement in Note 39. Additionally, the Agreement represents a contractual obligation that should be included in Note 28 – Contingent Liabilities and Contractual Obligations (see previous qualification).

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of my report. I am independent of Government in accordance with the ethical requirements that are relevant to my audit of the summary financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the financial statements of the current period. These matters were addressed in the context of my audit of the financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters. In addition to the matters described in the Basis for Qualified Opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

Personal Income Taxation Revenue

Personal income tax is Government’s largest taxation revenue stream, providing over $13.7 billion in revenue in fiscal 2022. Personal income tax revenue is included in Note 29 – Taxation Revenue. Note 2 - Measurement Uncertainty provides disclosure on measurement uncertainty related to personal income tax revenue and provides a range for uncertainty of +$800 million/- $400 million. This means revenue could be $800 million more or $400 million less than is currently reported. Personal income tax revenue in a fiscal year is derived from management’s estimates of personal income tax for two separate calendar years. For the fiscal year ending March 31, 2022, Government records nine months of revenue for the calendar year 2021 and the first three months of revenue for calendar year 2022. However, tax assessments for the 2021 calendar year will not be finalized until December 2022, and the 2022 tax assessments won’t be available until one year later. This means precise personal income tax revenue figures cannot be determined until 21 months after the fiscal year-end date. As a result, Government estimates these revenues based on the best information available.

The estimate is complex and includes several inputs and assumptions and as a result this has been identified as a key audit matter.

Government uses an economic forecast model to support its conclusions on two main assumptions underpinning a significant portion of its calendar year estimates: household income growth and elasticity. The latter, elasticity, is defined as the ratio of annual current year tax revenue growth to annual household income growth. Other key areas included in the estimate are the impact of tax measures or other adjustments, as required, as a result of significant events.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Actual calendar year results differ from Government’s estimates and result in prior year adjustments being accounted for in the current fiscal reporting period. These adjustments impact Government’s reported taxation revenue from personal income.

Audit work to address this key audit matter included assessing the appropriateness of the method used to make the estimate, performing a retrospective review to determine the accuracy of previous estimates made, ensuring the underlying data supporting management’s estimate is correct, testing the accuracy of management’s calculations supporting the estimate and developing a range estimate to assess management’s estimate against. Audit procedures also included a review of the estimate for indications of management bias, an evaluation of the quality of the personal income tax revenue measurement uncertainty disclosure in the summary financial statements and obtaining management representation related to estimates.

An auditor’s specialist was engaged to assist with the audit of this complex estimate.

Valuation of Plan Assets and Pension Benefits for Pension Plans

The Government participates in four jointly trusteed pension plans that include a joint defined benefit component for the majority of British Columbia public servants. The estimated plan assets and accrued benefit obligations of these plans both exceed $85 billion.

Pension plan accounting values plan assets at market-related value for funded plans. Market-related value is based on the fair value of plan assets reported in the pension plan financial statements. When observable market data is not available for investments, estimates of fair value are required. Fair value estimates require significant management judgment.

The Government relies on a third-party actuarial specialist to estimate the accrued benefit obligation and other information for financial statement note disclosures. These calculations rely on management’s best estimate assumptions for significant economic and demographic assumptions.

Valuing pension benefits is a complex area requiring significant judgement and estimates. Given the magnitude of the accrued benefit obligation, small changes to the long-term assumptions can have a material impact on the liability, or asset, and expenses. As a result, pension accounting has been determined to be a key audit matter.

Audit work to address this key audit matter included assessing the pension plan auditor’s work over the reliability of the market-related value of plan assets used in the estimate, as well as their work over the data provided by management to the actuary for making the estimate. Our audit work also included assessing the qualifications of management’s actuarial expert, gaining an understanding of the assumptions and methods used by the actuary in determining the accrued benefit obligation for pension benefits, obtaining the actuarial report, audited pension plan financial statements and other supporting documentation to test management’s assumptions, calculations and journal entries for pension accounting and assessing financial statement disclosure and presentation for compliance with Canadian Public Sector Accounting Standards.

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Independent Auditor’s Report

Estimate of Government’s Contaminated Sites Liability

Various natural resource sector activities may lead to levels of contamination of sites that exceed environmental standards. Clean up of these sites is the responsibility of mine or other facility operators that created the contamination. However, there are a number of former mine and resource extraction sites in the province where the facility operator is no longer in business and no successor organization can be found to take responsibility to clean up and maintain/monitor site contamination levels. In these instances, or where Government is directly responsible for the contamination itself, an estimate of the expected costs is prepared by Government and recorded as a liability on the statement of financial position. At March 31, 2022, this liability was estimated to be $522 million.

The nature of this liability and the challenges around its estimation are discussed in Note 28 – Contingent Liabilities and Contractual Obligations and Note 2 – Measurement Uncertainty.

The estimation of site clean-up and monitoring and maintenance costs is complex and includes several inputs and assumptions, and as a result this has been identified as a key audit matter.

The contaminated sites estimated liability requires professional judgements throughout the process including: the expected costs to clean up a specific site, how long that site will need to be monitored and maintained, the impact of evolving technology on future clean up and monitoring/maintenance costs and other key assumptions. Government engages a range of experts, such as site engineers and others to assess the sites it is responsible for and assist in various parts of its estimation process.

Audit work to address this key audit matter included assessing the completeness of sites for which Government has accepted responsibility and verifying the completeness and accuracy of information considered in the estimation process. We performed a retrospective verification of previous estimates made by management and an assessment of the appropriateness of assumptions made in the current year. In addition, we confirmed the accuracy of management’s liability calculation and developed a range estimate to assess the impact of key assumptions underlying the estimate. We also engaged an independent environmental firm with expertise in environmental contamination to assess the reasonability of Government’s approach in developing this estimate.

Other Accompanying Information

Government is responsible for the other information they include in the annual Public Accounts. My opinion on the summary financial statements does not cover other information included in the Public Accounts that accompanies the summary financial statements and, except for my independent auditor’s report on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the summary financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Prior to the date of my auditor’s report I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in Government’s accounting for the deferral of revenues. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the annual report affected by this departure from Canadian Public Sector Accounting Standards.

Responsibilities of Treasury Board for the Summary Financial Statements

The Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies. The Comptroller General of British Columbia (Comptroller General) is responsible for the preparation and fair presentation of the summary financial statements in accordance with the Budget Transparency and Accountability Act, and for such internal control as the Comptroller General determines is necessary to enable the preparation of the summary financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the summary financial statements, the Comptroller General is responsible for assessing Government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when the Government will continue its operations for the foreseeable future.

Auditor’s Responsibilities for the Audit of the Financial Statements

My objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being Public Sector Accounting Standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement, when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Government’s internal control.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Comptroller General.

•	Conclude on the appropriateness of the Comptroller General’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on Government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause Government to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the summary financial statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the summary financial statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

/s/ Michael A. Pickup
Victoria, British Columbia, Canada	Michael A. Pickup, FCPA, FCA
July 28, 2022	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA	43
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2022

		In Millions
	Note	2022	2021
		$	$
Financial Assets
Cash and cash equivalents		6,827	6,163
Temporary investments		315	397
Accounts receivable	3	6,779	5,971
Inventories for resale	4	74	71
Due from other governments	5	1,778	1,711
Due from self–supported Crown corporations and agencies	6	331	282
Equity in self–supported Crown corporations and agencies	7	12,223	9,632
Loans, advances and mortgages receivable	8	4,199	4,032
Other investments	9	3,944	3,343
Sinking fund investments	10	510	492
Loans for purchase of assets, recoverable from agencies	11	27,218	26,301
		64,198	58,395
Liabilities
Accounts payable and accrued liabilities	12	12,380	8,893
Employee future benefits	13	3,075	2,865
Due to other governments	14	673	623
Due to Crown corporations, agencies and trust funds	15	701	710
Deferred revenue	16	13,379	12,211
Employee pension plans	17	0	1
Taxpayer–supported debt	18	62,565	59,982
Self–supported debt	19	27,209	26,275
		119,982	111,560
Net assets (liabilities)	21	(55,784)	(53,165)

Non–financial Assets
Tangible capital assets	22	56,001	52,716
Restricted assets	23	2,147	2,003
Prepaid program costs	24	1,347	1,264
Other assets	25	444	318
		59,939	56,301
Accumulated surplus (deficit)	26	4,155	3,136

Measurement uncertainty	2
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28
Significant events	40

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Comptroller General

44	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2022

		In Millions
	2022		2021
	Estimates
	(Note 34)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 29)	33,782	40,717	34,166
Contributions from the federal government	10,530	11,980	12,894
Fees and licences	4,637	4,584	4,329
Miscellaneous	3,409	3,910	3,136
Net earnings of self–supported Crown corporations and agencies (Note 7)	2,865	5,424	3,964
Natural resources (Note 30)	2,532	4,471	2,403
Investment income	1,174	1,306	1,264
	58,929	72,392	62,156
Expense (Note 31)
Health	26,106	27,584	25,605
Education	15,805	15,795	14,943
Social services	7,172	7,268	7,789
Other	6,323	3,058	2,841
Natural resources and economic development	3,612	5,213	4,191
Interest	2,807	2,742	2,722
Transportation	2,336	4,453	3,360
Protection of persons and property	1,935	2,937	2,258
General government	1,531	2,036	3,915
	67,627	71,086	67,624
Surplus (deficit) for the year before forecast allowance	(8,698)	1,306	(5,468)
Forecast allowance	(1,000)
Surplus (deficit) for the year	(9,698)	1,306	(5,468)

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		2,453	7,921
Accumulated surplus (deficit)—before other comprehensive income		3,759	2,453
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 103)—beginning of year		683	(224)
Other comprehensive income from self–supported Crown corporations and agencies (see page 103)		(287)	907
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 103)—end of year		396	683
Accumulated surplus (deficit)—end of year		4,155	3,136

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2022

		In Millions
	2022		2021
	Estimates[1]	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(9,698)	1,306	(5,468)
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(8,479)	(6,002)	(5,428)
(Gain) or loss on sale of tangible capital assets	(66)	(18)	(7)
Amortization of tangible capital assets	2,363	2,658	2,547
Disposals and valuation adjustments	336	77	130
	(5,846)	(3,285)	(2,758)
Effect of change in:
Restricted assets	(64)	(144)	(72)
Prepaid program costs	244	(83)	(372)
Other assets	60	(126)	(110)
	240	(353)	(554)
Effect of self–supported Crown corporations’ and agencies’ other comprehensive income	(1,081)	(287)	907
(Increase) in net liabilities	(16,385)	(2,619)	(7,873)
Net (liabilities)—beginning of year	(55,537)	(53,165)	(45,292)
Net (liabilities)—end of year (Note 21)	(71,922)	(55,784)	(53,165)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

[1]	The estimates amounts are from page 169 of the Budget and Fiscal Plan 2021/22-2023/24.

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2022

	In Millions
	2022			2021
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			1,306	(5,468)
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			2,658	2,547
Amortization of public debt deferred revenue and deferred charges			(57)	(202)
Concessionary loan adjustments increase (decrease)			5	(6)
(Gain) or loss on sale of tangible capital assets			(18)	(7)
Valuation adjustment			118	189
Net earnings of self–supported Crown corporations and agencies			(5,424)	(3,964)
Temporary investments decrease (increase)			82	(2)
Accounts receivable (increase)			(892)	(864)
Due from other governments (increase)			(67)	(779)
Due from self–supported Crown corporations and agencies (increase) decrease			(49)	34
Accounts payable and accrued liabilities increase			3,487	1,209
Employee future benefits increase			210	210
Due to other governments increase			50	187
Due to Crown corporations, agencies and funds (decrease)			(9)	(12)
Employee pension plan (decrease)			(1)
Items applicable to future operations increase			925	969
Dividends from self–supported Crown corporations and agencies			2,546	1,763
Cash derived from (used for) operations			4,870	(4,196)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	68	(6,002)	(5,934)	(5,305)
Cash (used for) capital	68	(6,002)	(5,934)	(5,305)

Investment Transactions
Loans, advances and mortgages receivable (issues)	382	(569)	(187)	(1,104)
Other investments—net (increase)		(601)	(601)	(372)
Restricted assets—net (increase)		(144)	(144)	(72)
Sinking fund investments—net (increase) decrease	1	(31)	(30)	171
Cash (used for) investments	383	(1,345)	(962)	(1,377)
Sub–total cash (requirements)			(2,026)	(10,878)

PROVINCE OF BRITISH COLUMBIA	47
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2022

	In Millions
	2022			2021
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) carried forward from previous page			(2,026)	(10,878)

Financing Transactions[2]
Public debt increase	33,546	(29,948)	3,598	14,858
(Used for) purchase of assets, recoverable from agencies	10,883	(11,791)	(908)	(1,407)
Cash derived from financing	44,429	(41,739)	2,690	13,451
Increase in cash and cash equivalents			664	2,573
Cash and cash equivalents–beginning of year			6,163	3,590
Cash and cash equivalents–end of year			6,827	6,163

Cash and cash equivalents are made up of:
Cash			5,843	5,248
Cash equivalents			984	915
			6,827	6,163

1 Interest received during the year was $1,302 million (2021: $1,244 million). Interest paid during the year was $2,725 million (2021: $2,677 million). Interest received includes interest income from the Statement of Operations in the amount of $1,306 million (2021: $1,264 million) plus the change in accrued interest receivable in the amount of $(4) million (2021: $(20) million). Interest paid includes interest expense from the Statement of Operations in the amount of $2,742 million (2021: $2,722 million) plus the change in accrued interest payable in the amount of $(17) million (2021: $(45) million).

2 Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

48	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022

1.	Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 89 – 91. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 151.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA	49
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

1.	Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 92 – 99. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals with a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

50	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

1.	Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro-ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Taxes payable by the province in the normal course of operations are reported on the gross basis, as are the related expenses.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 152. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA	51
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

1.	Significant Accounting Policies—Continued

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

52	PROVINCE OF BRITISH COLUMBIA
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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

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Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, liabilities for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

54	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

2. Measurement Uncertainty—Continued

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. The amount of variability cannot be reasonably determined at this time.

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	169	143	218	(26)	49
Crime Victim Assistance Program	232	230	288	(2)	56
Silviculture Liability	194	174	213	(20)	19
Employee Leave Entitlements	454	439	471	(15)	17
Long–Term Disability Special Account	458	412	458	(46)	0
Variability arises from uncertainty of the outcomes or the use of estimates.

Revenue
Taxation
Personal Income Tax	13,704	13,304	14,504	(400)	800
Employer Health Tax	2,443	2,399	2,487	(44)	44
Speculation and Vacancy Tax	97	90	104	(7)	7
Provincial Sales Tax Rebate	95	67	123	(28)	28
Natural Resources
Logging Tax	154	141	167	(13)	13
Mineral and Mining Tax	660	585	735	(75)	75
Contributions from the Federal Government
Canada Health Transfer payments[2]	5,875	5,832	5,918	(43)	43
Canada Social Transfer payments[2]	2,108	2,092	2,124	(16)	16

Expense (Note 31)
Government Transfers
Tax Transfers	1,837	1,637	2,037	(200)	200

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	55
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

3. Accounts Receivable

	In Millions
	2022	2021
	$	$
Accounts receivable	4,049	3,679
Taxes receivable	3,169	2,734
Accrued interest	361	357
	7,579	6,770
Provision for doubtful accounts	(800)	(799)
	6,779	5,971

4. Inventories for Resale

	In Millions
	2022	2021
	$	$
Properties	13	13
Miscellaneous	61	58
	74	71

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $113 million (2021: $94 million) including the effect of write–downs of $1 million (2021: $2 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2022	2021
	$	$
Government of Canada:
Current	1,692	1,632
Provincial governments:
Current	24	21
Local governments:[1]
Current	58	55
Long–term	4	3
	1,778	1,711

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

56	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2022	2021
	$	$
British Columbia Lottery Corporation	168	48
UBC Properties Investments Ltd.	49	71
Columbia Power Corporation	47	47
British Columbia Liquor Distribution Branch	43	94
British Columbia Hydro and Power Authority	13	10
Vancouver Island Technology Park Trust	7	7
Heritage Realty Properties Ltd.	4	4
Great Northern Way Campus Trust		1
	331	282

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 100 – 101 for details.

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2022				2021
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	6,968	(8)	6,980	6,301
Insurance Corporation of British Columbia		3,348	361	3,709	1,862
Columbia Power Corporation	26	171		197	186
British Columbia Lottery Corporation		(17)	49	32	(40)
	46	10,470	402	10,918	8,309
Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	941	25		966	971
British Columbia Railway Company[3]	107	137	(6)	238	226
Great Northern Way Campus Trust[4]	72	(17)		55	53
Real Estate Errors and Omissions Insurance Corporation[5]					31
UBC Properties Investments Ltd.		33		33	30
SFU Community Trust		8		8	7
Vancouver Island Technology Park Trust[6]	1			1	2
Miscellaneous		4		4	3
	1,121	190	(6)	1,305	1,323
	1,167	10,660	396	12,223	9,632

PROVINCE OF BRITISH COLUMBIA	57
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

7. Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2022				2021
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance–beginning of year	46	7,567	688	8,301	5,172
Prior period adjustments		8		8	8
Balance–beginning of year restated	46	7,575	688	8,309	5,180
Increase (decrease) in other comprehensive income			(286)	(286)	904
Net earnings of self–supported Crown corporations and agencies		5,342		5,342	3,853
Dividends		(2,230)		(2,230)	(1,484)
Adjustments to dividends		(217)		(217)	(144)
Balance—end of year	46	10,470	402	10,918	8,309

Self–Supported Subsidiaries[1]
Balance–beginning of year	1,121	207	(5)	1,323	1,343
Increase (decrease) in investment					1
Increase (decrease) in other comprehensive income			(1)	(1)	3
Net earnings of self–supported Crown corporations and agencies		82		82	111
Dividends		(102)		(102)	(111)
Transfers (to) from deferred revenue		3		3	(24)
Balance–end of year	1,121	190	(6)	1,305	1,323
	1,167	10,660	396	12,223	9,632

1Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5A subsidiary of the Real Estate Council of British Columbia. The Real Estate Errors and Omissions Insurance Corporation became an independent entity during the fiscal year.

6A subsidiary of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 100 – 103 for details.

58	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2022	2021
	$	$
Loans and Advances
Land tax deferment loans	1,669	1,503
BC student loans	1,094	1,064
Construction loans to social housing projects	927	938
Note receivable	610	678
Miscellaneous	189	151
	4,489	4,334
Provision for doubtful accounts	(303)	(321)
	4,186	4,013
Mortgages Receivable
Reconstruction Program	18	20
Provision for doubtful accounts	(5)	(1)
	13	19
	4,199	4,032

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans include housing and other loans receivable issued by The University of British Columbia of $42 million (2021: $36 million) in accordance with the University’s Housing Action Plan, bearing interest of nil or at the Canada Revenue Agency’s prescribed interest rate, with maturities up to 30 years, commercial loans of $25 million (2021: $26 million) issued by Columbia Basin Trust bearing interest of nil to 7.50% maturing by 2047 and loans of $20 million (2021: $20 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 4.45% to 6.13% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA	59
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9. Other Investments

	In Millions
	2022	2021
	$	$
Pooled investment portfolios	2,622	2,006
Equity investments	459	385
Municipal, corporate and other bonds	132	227
Provincial government bonds	86	80
British Columbia Ferry Services Inc.	75	75
Commercial loans and investments	11	11
Government of Canada bonds	7	8
Miscellaneous	552	551
	3,944	3,343

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $2,748 million (2021: $2,426 million).

Equity investments have a market value of $754 million (2021: $766 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a market value of $127 million (2021: $266 million) with yields ranging from 0.00% to 8.90%. Maturity dates range from June 2, 2022 to November 26, 2080.

Provincial bonds of various provinces have a market value of $83 million (2021: $83 million), with yields ranging from 1.01% to 7.60%. Maturity dates range from August 18, 2022 to December 2, 2051.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $11 million (2021: $11 million) investment in power developments and other investments.

Government of Canada bonds have a market value of $7 million (2021: $7 million), with yields ranging from 0.50% to 5.75%. Maturity dates range from September 15, 2023 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $676 million (2021: $587 million).

60	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

10. Sinking Fund Investments

	In Millions
	2022	2021
	$	$
Sinking fund investments related to taxpayer–supported debt	230	236
Sinking fund investments related to self–supported debt	280	256
	510	492

	In Millions
	2022	2021
	$	$
Provincial government bonds	490	463
Pooled investment portfolios	15	24
Local government bonds	5	5
	510	492

Provincial bonds of various provinces have a market value of $533 million (2021: $545 million), with yields ranging from 0.57% to 3.84%. Maturity dates range from June 1, 2022 to June 2, 2050.

Pooled investment portfolios have a market value of $15 million (2021: $24 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Local government bonds have a market value of $5 million (2021: $6 million), with yields of 2.51%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $103 million (2021: $102 million).

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2022	2021
	$	$
British Columbia Hydro and Power Authority	25,850	24,876
Columbia Basin Trust joint ventures[1]	958	969
Columbia Power Corporation	266	271
British Columbia Lottery Corporation	140	180
Improvement districts	4	5
	27,218	26,301

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	61
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2022	2021
	$	$
Accounts payable	7,675	4,670
Other accrued estimated liabilities[1]	3,974	3,510
Accrued interest on debt	731	713
	12,380	8,893

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

13. Employee Future Benefits

	In Millions
	2022	2021
	$	$
Vacation, compensatory time off, sick bank	1,425	1,388
Retirement allowance	804	773
Long–term disability	420	345
Post–retirement benefits	239	238
Worker compensation benefits	187	121
	3,075	2,865

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences, and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2022, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $22 million (2021: $(11) million). During the year, the amount of benefits paid was $67 million (2021: $48 million).

Amounts recorded in the financial statements relating to long–term disability benefits represents the actuarial estimate for future payments based on claims ongoing at year–end.

Post–retirement benefits include amounts accrued for non–pension retiree and early retirement benefits.

Worker compensation benefits represent the actual premiums and claims costs accruing to WorkSafeBC for the year.

62	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

14. Due to Other Governments

	In Millions
	2022	2021
	$	$
Government of Canada:
Current	577	520
Provincial governments:
Current	26	20
Local governments:[1]
Current	70	83
	673	623

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2022	2021
	$	$
Columbia Basin Trust joint ventures[1]	627	634
Great Northern Way Campus Trust	9	9
Trust funds	65	67
	701	710

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16.	Deferred Revenue

	In Millions
	2022	2021
	$	$
Deferred restricted contributions (see table)	10,342	9,327
Unearned lease revenue	1,265	1,197
Tuition	603	506
Motor vehicle licences and permits	301	291
Petroleum, natural gas and minerals, leases and fees	249	337
Water rentals and recording fees	124	123
Derivative debt instruments	64	71
Miscellaneous	431	359
	13,379	12,211

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA	63
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

16. Deferred Revenue—Continued

Petroleum, natural gas and minerals, leases and fees include payments received from external sources to obtain exclusive subsurface tenure rights to explore for, or produce, petroleum and natural gas resources. Revenue is recognized over the average term of the tenures issued, currently estimated at 10 years.

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2022	2021
	(Years)	$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3–100	2,037	1,637
Regional services and facilities in the health sector	3–40	704	7
Infrastructure and economic diversification	20–50	691	559
Operating contributions for other sectors	1–12	589	180
Operating contributions for the education sector	1–12	560	584
Strategic infrastructure fund investments in post–secondary institutions	3–40	362	335
Miscellaneous contributions for transportation infrastructure	1–40	81	178
Miscellaneous contributions for post–secondary institutions	1–40	83	352
Other	1–40	83	116

Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3–40	1,096	1,028
Bylaw capital funding for schools	3–40	144	128
Operating contributions for the transportation sector	1–12	114	177
Municipal transportation infrastructure funding	3–77	67	59

Restricted Contributions from Other Sources
Health endowments and other contributions	5–50	1,537	2,115
Education endowments	30	1,290	1,078
Operating contributions for the education sector	1–12	587	489
Operating contributions for the health sector	1–12	125	119
Operating contributions for the other sector	1–12	16	16
Miscellaneous contributions from other sources	5–50	176	170
		10,342	9,327

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2023	1,671
2024	926
2025	594
2026	570
2027	570
Thereafter	6,011
Total deferred restricted contributions	10,342

64	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

17.  Employee Pension Plans

	In Millions
	2022	2021
	$	$
Members of the Legislative Assembly Superannuation Account	0	1

Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “BC Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $774 million (2021: $841 million), with estimated pension fund assets of $947 million (2021: $988 million), and an unamortized actuarial gain (loss) of $56 million (2021: $36 million). The accrued net obligation (asset) is $(117) million (2021: $(111) million) and is included in other investments in Note 9.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $8,308 million (2021: $9,061 million), with estimated pension fund assets of $7,800 million (2021: $7,490 million). The accrued net obligation (asset) is $508 million (2021: $1,571 million).

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers’ Pension Plan and College Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA	65
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

17. Employee Pension Plans—Continued

The Public Service, Municipal, Teachers’ and College pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2021/22 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market–related value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions, data and dates:

	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/20	Dec 31/18	Dec 31/20	Aug 31/21
Date of audited financial statements	Mar 31/21	Dec 31/20	Dec 31/20	Aug 31/21
Expected long–term rate of return used as discount rate	6.00%	6.25%	5.75%	6.00%
Expected average remaining service life of employee group	9.9 years	10.1 years	12.1 years	8.7 years
Normal actuarial cost used in extrapolations	14.98%	16.37%	17.24%	17.39%
Basic benefits paid during the plan’s fiscal year (in millions)	$1,196	$2,087	$1,287	$225
Total contribution rate for basic benefits (members and employers)	14.20%	18.46%	16.34%	16.88%
Assumed rate of salary escalation	3.25%	3.50%	3.25%	3.25%
Current benefit accrual rate	1.85%	1.90–2.12%	1.85%	2.00%
Entry–age normal cost rate – basic account	15.26%	16.03%	17.01%	16.83%
Market value of plan net assets at latest financial statement date (in millions)	$29,319	$38,585	$27,796	$5,348

Actuarial assumptions are decisions of the individual pension boards and have been collected from the latest audited financial statements and actuarial valuation of each pension plan. The audited financial statements and actuarial valuations of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

66	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2022—Continued

17. Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2022, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	23,599	32,737	23,610	4,587	84,533
Pension fund assets	27,256	37,757	26,896	5,081	96,990
	(3,657)	(5,020)	(3,286)	(494)	(12,457)
Unamortized actuarial gain (loss)	932	1,883	2,696	213	5,724
Accrued net obligation (asset)	(2,725)	(3,137)	(590)	(281)	(6,733)
Attributable to the province	(1,363)	(1,569)	(295)	(141)	(3,368)
Valuation adjustment	1,363	1,569	295	141	3,368
Province’s reported net obligation	0	0	0	0	0

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2021 for each plan are: the Public Service Pension Plan 12.3% (2021: 12.1%), the Municipal Pension Plan 11.5% (2021: 11.6%), the Teachers’ Pension Plan 11.7% (2021: 10.6%), and the College Pension Plan 12.8% (2021: 11.2%).

The province’s share includes contributions for all participants in the government reporting entity. When the plans are in an accrued net asset position for accounting purposes, pension expense for the period is equal to employer contributions. Total employer contributions this year for each plan are: the Public Service Pension Plan $478 million (2021: $455 million), the Municipal Pension Plan $938 million (2021: $894 million), the Teachers’ Pension Plan $406 million (2021: $394 million), and the College Pension Plan $121 million (2021: $100 million).

PROVINCE OF BRITISH COLUMBIA	67
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

18. Taxpayer–supported Debt1

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2022	2021
		$	$	$	$	$
Short–term promissory notes	2022				0	7,630
	2023	3,052	1,856		4,908	0
Notes, bonds and debentures[3]	2022				0	3,360
	2023	2,476	1,233		3,709	3,689
	2024	3,325			3,325	3,319
	2025	1,523	1,663	712	3,898	3,824
	2026	3,769		350	4,119	3,827
	2027	1,088	4,110	169	5,367	2,214
	2028–2032	13,038	2,224	96	15,358	12,763
	2033–2037	1,390		506	1,896	1,789
	2038–2042	4,823		169	4,992	4,884
	2043–2047	4,052		536	4,588	4,385
	2048–2052	5,682		1,245	6,927	6,918
	2053–2057	2,555			2,555	130
	2058–2062				0	0
	2063–2067	181			181	181
Capital leases	2022–2048	264			264	280
Total debt issued at face value		47,218	11,086	3,783	62,087	59,193

Unamortized premium					478	789
Total taxpayer–supported debt					62,565	59,982

The effective interest rates (weighted average) as at March 31 on the above debt are:

2022	3.13%
2021		3.15%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2022 includes USD$8,973 million which was fully hedged to CAD$11,086 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 1,808 million EURO was fully hedged to CAD$2,670 million, $1,018 million AUD was fully hedged to CAD$1,017 million.

3Notes, bonds, and debentures includes $26 million (2021: $27 million) in other loans.

68	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $2,823 million (2021: $3,131 million) at a weighted average interest rate of 4.49% (2021: 4.71%). These debentures mature at various dates from April 8, 2022 to July 12, 2049 with interest rates varying between 1.98% and 6.41%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $103 million (2021: $109 million) Canada Pension Plan debentures were issued.

Public–private partnership obligations

Balances include the present value of the minimum payments related to tangible capital assets financed by public–private partnership agreements totalling $3,400 million (2021: $3,096 million).

Mortgages

Balances include mortgages totalling $191 million (2021: $171 million) secured by land and buildings. The carrying value is $273 million (2021: $253 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2023	4,110
2024	3,734
2025	3,916
2026	3,678
2027	5,333
2028–2067	36,437
Total of stated minimum payments	57,208

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 1 year and 42 years, with interest rates ranging between nil and 13.00%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $95 million (2021: $98 million), with a weighted average interest rate of 5.37% and maturing August 1, 2036, Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $91 million (2021: $95 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $35 million (2021: $35 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $15 million (2021: $18 million), with a weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA	69
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2023	31
2024	27
2025	24
2026	22
2027	21
2028–2048	249
Total minimum lease payments	374
Less imputed interest	(110)
Total capital lease liability	264

70	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

19. Self–supported Debt1

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2022	2021
		$	$	$	$	$
Short–term promissory notes	2022				0	3,019
	2023	1,951	988		2,939	0
Notes, bonds and debentures	2022				0	526
	2023	500			500	500
	2024	200			200	200
	2025				0	0
	2026	900	632	391	1,923	1,924
	2027	850			850	850
	2028–2032	6,535			6,535	5,835
	2033–2037		370	200	570	571
	2038–2042	1,250			1,250	1,250
	2043–2047	4,923			4,923	4,923
	2048–2052	6,481			6,481	6,481
	2053–2057	935			935	60
	2058–2062				0	0
	2063–2064	50			50	50
Total debt issued at face value		24,575	1,990	591	27,156	26,189

Unamortized premium (discount)					46	80
Unrealized foreign exchange gain (loss)					7	6
Total self–supported debt					27,209	26,275

The effective interest rates (weighted average) as at March 31 on the above debt are:

2022	3.12%
2021		3.23%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2022 includes USD$1,585 million (CAD$1,990 million), of which USD$1,358 million was fully hedged to CAD$1,706 million and USD$227 million was unhedged (CAD$284 million), and 402 million EURO was fully hedged to CAD$591 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2021: $223 million) at a weighted average interest rate of 3.34% (2021: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2021: nil).

PROVINCE OF BRITISH COLUMBIA	71
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2023	500
2024	200
2025	0
2026	1,923
2027	850
2028–2064	20,744
Total of stated minimum payments	24,217

72	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge the exposure to these risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

Taxpayer–supported Portfolios (Notional Values)

	In Millions
		Cross–		Forward Foreign
	Year of	Currency	Interest Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2023	1,267	1,094	1,855	4,216
	2024		95		95
	2025	2,375	3		2,378
	2026	350	100		450
	2027	4,279	320		4,599
	2028–2032	2,320	575		2,895
	2033–2037	506	27		533
	2038–2042	169	199		368
	2043–2047	536	200		736
	2048–2052	1,245	400		1,645
	2053–2057		195		195
Total		13,047	3,208	1,855	18,110

1At March 31, 2022, fair market valuation was an unrealized loss of $117 million (2021: $710 million gain) on cross–currency swaps, and an unrealized gain of $117 million (2021: $238 million gain) on interest rate swaps, and an unrealized loss of $15 million (2021: $43 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA	73
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Self–supported Portfolios (Notional Values)

	In Millions
				Advanced	Forward
		Cross–	Interest	Rate	Foreign
	Year of	Currency	Rate	Setting	Exchange
	Maturity	Swaps[2]	Swaps[2]	Agreements[2]	Contracts[2]	Total
		$	$	$	$	$
	2023			575	988	1,563
	2024					0
	2025					0
	2026	391				391
	2027					0
	2028–2032				436	436
	2033–2037	200	1,450			1,650
	2038–2042				283	283
	2043–2047					0
	2048–2052					0
	2053–2057		1,700			1,700
Total		591	3,150	575	1,707	6,023

2At March 31, 2022, fair market valuation was an unrealized loss of $27 million (2021: $19 million gain) on cross currency swaps, an unrealized gain of $130 million (2021: $121 million loss) on interest rate swaps, an unrealized gain of $50 million (2021: nil) on advanced rate setting agreements, and an unrealized gain of $6 million (2021: $24 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $43,533 million (2021: $42,432 million), allow floating rate exposure up to 45.00% (2021: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2022, floating rate debt exposure was 16.08% (2021: 22.33%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2021: 25.00%) of their debt which totals $25,569 million (2021: $24,602 million). At March 31, 2022, floating rate debt exposure for BC Hydro was 12.7% (2021: 13.60%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2022, a one percent change in interest rates would impact the annual debt servicing expense by $87 million (2021: $116 million) for the taxpayer–supported debt portfolio and $29 million (2021: $30 million) for the self–supported debt portfolio.

At March 31, 2022, swap agreements relating to investments held by taxpayer–supported portfolios included interest rate swaps totalling $44 million (2021: $44 million).

74	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $43,533 million (2021: $42,432 million), allow unhedged foreign debt exposure up to 10.00% (2021: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2022, there was no unhedged foreign debt exposure of the government direct debt portfolio (2021: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2021: 5.00%) of its debt, which totals $25,569 million (2021: $24,602 million). At March 31, 2022, 0.00% (2021: 0.20%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2022, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2021: nil) for the taxpayer–supported debt portfolio; however, the self–supported debt portfolio would increase by $2 million (2021: $1 million).

At March 31, 2022, swap agreements relating to investments held by taxpayer–supported portfolios included cross–currency swaps totalling $34 million (2021: $39 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or received from the counterparties when there are no longer any outstanding obligations. As at March 31, 2022, gross counterparty exposure was valued at $154 million (2021: $781 million), and collateral held was $529 million (2021: $374 million), for a nil net exposure (2021: $407 million). Collateral held consists of $104 million cash received which is included in accounts payable (see Note 12) (2021: $91 million), and $425 million (2021: $283 million) of securities received, which have not been recognized in the financial statements as it is held by a third party until the derivative transaction is completed or default occurs.

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 45) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

PROVINCE OF BRITISH COLUMBIA	75
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

22. Tangible Capital Assets

	In Millions
	2022	2021
	$	$
Land and land improvements	6,129	5,829
Buildings (including tenant improvements)	27,974	26,018
Highway infrastructure	14,267	13,702
Transportation equipment	3,120	2,894
Computer hardware and software	2,191	2,036
Other	2,320	2,237
	56,001	52,716

See Consolidated Statement of Tangible Capital Assets on page 104.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–18 years); major software systems (1–18 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements (2–50 years) are amortized over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The Expo Line and Millennium Line Use Agreements expire in January 2023 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,266 million (2021: $2,316 million).

The province received donations of tangible capital assets during the year of $3 million (2021: $2 million).

76	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

23. Restricted Assets

	In Millions
	2022	2021
	$	$
Endowment funds	2,147	2,003

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Endowment agreements may also require that a portion of investment income be used to offset the eroding effect of inflation or preserve the original value.

24. Prepaid Program Costs

	In Millions
	2022	2021
	$	$
Prepaid program costs	1,347	1,264

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2022, the total inventories held for use or consumption was $800 million (2021: $576 million). During the year, the total expense due to the consumption of inventories was $1,626 million (2021: $1,510 million) including the effect of write–downs of $10 million (2021: $65 million).

25. Other Assets

	In Millions
	2022	2021
	$	$
Deferred debt instrument costs	137	124
Other deferred costs	307	194
	444	318

Other deferred costs include funds held by a service provider to provide group health and welfare benefits on behalf of health authorities, affiliates and community social service organizations.

PROVINCE OF BRITISH COLUMBIA	77
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2022	2021
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	2,525	7,993
Adjustments to accumulated surplus (deficit) [2,3]	(72)	(72)
Accumulated surplus (deficit)—beginning of year as restated	2,453	7,921
Surplus (deficit) for the year	1,306	(5,468)
Accumulated surplus (deficit)—before other comprehensive income	3,759	2,453
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 103)—beginning of year as restated	683	(224)
Other comprehensive income from self–supported Crown corporations and agencies (see page 103)	(287)	907
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 103)—end of year	396	683
Accumulated surplus (deficit)—end of year	4,155	3,136

[1]The opening accumulated surplus (deficit) figures for April 1, 2021 and April 1, 2020 are reported before accumulated other comprehensive income.
[2]During 2021/22, adjustments were made to the opening accumulated surplus for 2020/21 for the following items:
School district amortization policy adjustment	(65)
Simon Fraser University deferred tuition revenue adjustment	(26)
Recognition of concessionary adjustment on land tax deferment loans	11
British Columbia Lottery Corporation accrued post–retirement benefits recognition	8
Total	(72)
[3]During 2021/22, adjustments were made to the opening accumulated surplus for 2021/22 for the following items:
School district amortization policy adjustment	(65)
Simon Fraser University deferred tuition revenue adjustment	(26)
Recognition of concessionary adjustment on land tax deferment loans	11
British Columbia Lottery Corporation accrued post–retirement benefits recognition	8
Total	(72)

78	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets and items inherited by right of Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by the right of Crown is capitalized at a nominal value of one dollar. The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has no contingent assets where the estimated amount is, or exceeds $100,000, and the occurrence of the confirming future event is likely.

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
						2028 and
	2023	2024	2025	2026	2027	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	42	35	22	18	17	20	154
Natural resources and economic development	440	440	409	395	390	5,214	7,288
Other	144	149	153	52	37	50	585
Transportation	443	424	348	190	41	1,241	2,687
	1,069	1,048	932	655	485	6,525	10,714
Self–supported Crown corporations and agencies
Natural resources and economic development	392	299	242	222	225	4,488	5,868
Protection of persons and property	23	19	14	12	10	25	103
	415	318	256	234	235	4,513	5,971
Total	1,484	1,366	1,188	889	720	11,038	16,685

The following table presents amounts provided in multi–year government transfer agreements that are greater than $50 million, by sector, by year. These government transfers may be authorized by the federal government in the future.

	In Millions
						2028 and
	2023	2024	2025	2026	2027	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	125						125
Social services	974	759	871	940			3,544
Total	1,099	759	871	940	0	0	3,669

PROVINCE OF BRITISH COLUMBIA	79
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2022 was $398 million (2021: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2022 totalled $16 million (2021: $14 million). See Consolidated Statement of Guaranteed Debt on page 105 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2022	2021
	$	$
Tax disputes	49	50
Property access disputes	27	281
Contract disputes	16	17
Damage to persons or property	2	2
Negligence and miscellaneous	345	330
	439	680

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2022 was $116 million (2021: $123 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $147 million (2021: $125 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

80	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2022	2021
	$	$
Mine sites	350	320
Transportation infrastructure	33	32
Industrial sites	26	25
Salt sheds	5	4
Pulp mills	4	5
Maintenance yards	3	4
Miscellaneous	101	95
	522	485

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2022, the weighted average cost of capital is 3.13% (2021: 3.15%).

As at the reporting date, 27 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and a liability may be recorded at a later date.

Additional environmental liabilities of government business enterprises include $296 million (2021: $326 million) accrued by British Columbia Hydro and Power Authority, and $96 million (2021: $96 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Treaty Negotiations

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2022, there were 72 First Nations in various stages of negotiation, including 39 First Nations in active or completed negotiations.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. A treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

PROVINCE OF BRITISH COLUMBIA	81
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

It is expected the capital transfer components for all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•	Ditidaht, 3,567 hectares
•	Homalco, 822 hectares
•	In–SHUCK–ch, (Skatin and Samahquam) 9,474 hectares
•	Kaska Dena Council, 677 hectares
•	Kitselas, 34,839 hectares
•	Kitsumkalum, 44,661 hectares
•	K’omoks, 1,733 hectares
•	Ktunaxa Nation Council, 418 hectares
•	Lake Babine Nation (BC only), 511 hectares with a one–time payment of $0.02 million
•	Lheidli T’enneh, 3,416 hectares
•	Nazko, 172 hectares
•	NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,656 hectares
•	Pacheedaht, 1,216 hectares
•	Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 1,182 hectares
•	Tla–o–qui–aht, 47 hectares
•	Wei Wai Kai (Cape Mudge First Nation), 3,100 hectares
•	Wuikinuxv, 13,946 hectares
•	Yekooche, 5,960 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of those First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)	The BC Transportation Financing Authority has unrecorded contingent liabilities of $103 million (2021:$42 million), including $17 million (2021: $2 million) for expropriation claims and $27 million (2021: $25 million) for contaminated sites.

(ii)	The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

82	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
						2028 and
	2023	2024	2025	2026	2027	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	3,965	1,907	1,503	1,119	821	5,982	15,297
Education	908	393	153	84	41	159	1,738
Social services	136						136
Other	578	371	243	211	189	4,826	6,418
Natural resources and economic development	39	39	28	27	28	102	263
Transportation	2,387	1,799	1,308	919	805	10,505	17,723
Protection of persons and property	559	533	492	478	479	2,608	5,149
General government	551	464	367	92	68	245	1,787
	9,123	5,506	4,094	2,930	2,431	24,427	48,511

Self–supported Crown corporations and agencies
Natural resources and economic development	3,763	2,899	2,127	1,728	1,675	37,328	49,520
General government	87	23	7				117
	3,850	2,922	2,134	1,728	1,675	37,328	49,637
Total	12,973	8,428	6,228	4,658	4,106	61,755	98,148

The following table presents the amounts provided in multiple–year government transfer agreements that are greater than $50 million, by sector, by year. While there is no current obligation for these amounts, these government transfers may be authorized by government in a future year.

	In Millions
						2028 and
	2023	2024	2025	2026	2027	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Social services	502	272					774
Other	53	54	55	56	58	503	779
Natural resources and economic development	12	11	11	11	11	12	68
Total	567	337	66	67	69	515	1,621

PROVINCE OF BRITISH COLUMBIA	83
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

29. Taxation Revenue

	In Millions
	2022	2021
	$	$
Personal income	13,704	11,118
Provincial sales	8,731	7,694
Corporate income	5,053	4,805
Property transfer	3,327	2,098
Property	3,012	2,313
Employer health	2,443	2,156
Carbon	2,011	1,683
Fuel	1,022	936
Tobacco	708	711
Other	706	652
	40,717	34,166

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $110 million (2021: $107 million) and corporate income tax were $127 million (2021: $97 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $191 million (2021: $189 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax reimbursements were $10 million (2021: $2 million).

Property tax revenue was recorded net of home owner grants of $878 million (2021: $857 million).

30. Natural Resource Revenue

	In Millions
	2022	2021
	$	$
Forests	1,893	1,304
Petroleum, natural gas and minerals	1,848	550
Water and other	730	549
	4,471	2,403

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $1,517 million (2021: $654 million). Natural resource revenue includes mining taxes of $660 million (2021: $75 million) and logging taxes of $154 million (2021: $56 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,838 million (2021: $3,223 million), road credits of $14 million (2021: $25 million) and summer drilling credits of $3 million (2021: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

84	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

31. Expense

	In Millions
	2022	2021
	$	$
Total Expense by Group Account Classification
Salaries and benefits	26,124	24,558
Government transfers	22,425	22,463
Operating costs	16,322	14,470
Interest[1]	2,742	2,722
Amortization	2,658	2,547
Other	815	864
	71,086	67,624

1Includes foreign exchange gain amortization of $1 million (2021: loss amortization of $1 million).

32. Valuation Allowances

	In Millions
	2022	2021
	$	$
Accounts receivable	84	58
Loans, advances and mortgages receivable	15	29
Inventories for resale	10	92
Tangible capital assets	9	7
Other investments		2
Other assets		1
	118	189

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA	85
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2022	2021
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	1,312	(47)	1,265	1,173
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non–government investment corporation	811	(1)	810	792
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	223		223	184
Other trust funds —administered by various government officials	211	(67)	144	164
	2,557	(115)	2,442	2,313

1These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2022, presented to the Legislative Assembly April 20, 2021.

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

86	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

36. Asset Retirement Obligations1

	In Millions
	2022	2021
	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	23	23
Natural resources and economic development	19	10
Health	3	5
	45	38
Self–supported Crown corporations and agencies
Transportation	191	206
Natural resources and economic development	80	87
General government	1	1
	272	294
	317	332

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self–supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA	87
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2022	2021
	$	$
Financial assets	99	100
Liabilities	128	130
Net liabilities	(29)	(30)
Non–financial assets	79	73
Accumulated surplus (deficit)	50	43

Consolidated Statement of Operations	In Millions
	2022	2021
	$	$
Revenue	197	182
Expenses	190	178
Surplus (deficit) for the year	7	4
Accumulated surplus (deficit)—beginning of year	43	39
Accumulated surplus (deficit)—end of year	50	43

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2022 of $2,911 million (2021: $4,277 million). Regulatory accounting resulted in a decrease to net income for BC Hydro for the year ended March 31, 2022 of $608 million (2021: $604 million decrease). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

88	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2022—Continued

39. Dedicated Revenue

Legislation establishes the right of other governments and organizations to revenues under various enactments. The province acts as an administrative agent for revenues collected on behalf of, and transferred to, other governments and organizations. These revenues are not included in the provincial operating results because the province has no discretion to direct the use of, or cease, the flow–through.

	In Millions
	2022	2021
	$	$
Rural areas	423	411
South Coast British Columbia Transportation Authority	400	349
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	91
Municipalities or eligible entities	63	34
Habitat Conservation Trust	5	5
Cowichan Tribes	4	4
	986	803

40. Significant Events

COVID–19 (Novel Coronavirus) Global Pandemic

On March 18, 2020, the Government of British Columbia declared a state of emergency in response to the COVID–19 Novel Coronavirus global pandemic. Since that date, the Provincial Health Officer has issued orders directed to all British Columbians and organizations operating in the province. Some actions taken will have an impact on future financial statements. The state of emergency ended on June 30, 2021.

Contingency spending of $3.25 billion was authorized for fiscal year 2021/22 by the Legislative Assembly to support the pandemic response and economic recovery. The future financial impacts of the pandemic on the province are not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	89
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2022

 TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Health Care Occupational Health and Safety Society

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority
Northern Health Authority
Providence Health Care Society

Provincial Health Services Authority

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University
Coast Mountain College

College of New Caledonia
College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

90	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity

for the Fiscal Year Ended March 31, 2022—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

InBC Investment Corp.

Infrastructure BC Inc.

Innovate BC

Nechako–Kitamaat Development Fund Society

Oil and Gas Commission

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.

BC Financial Services Authority

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Real Estate Council of British Columbia3

Real Estate Foundation of British Columbia

PROVINCE OF BRITISH COLUMBIA	91
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the
Consolidated Summary Financial Statements
Reporting Entity

for the Fiscal Year Ended March 31, 2022—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission
British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority4

British Columbia Liquor Distribution Branch5

British Columbia Lottery Corporation5

Columbia Power Corporation4

Insurance Corporation of British Columbia6

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 92) and on the Consolidated Statement of Operations by Sector (page 96).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3This organization was wound down and combined with BC Financial Services Authority during the year.

4These organizations were included in the Natural Resources and Economic Development Sector results.

5These organizations were included in the General Government Sector results.

6This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA	92
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector

as at March 31, 2022

	In Millions
	Health		Education		Social Services		Other		Natural Resources and Economic Development[1]
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,735	2,177	3,302	3,169	36	22	134	109	165	186
Temporary investments	1	2	73	94			105	101	104	200
Accounts receivable	947	877	472	363	58	50	280	294	901	688
Inventories for resale	3	3	19	21			2	2	41	38
Due from Crown corporations and agencies	14	9	44	66	1	1	51	25	11	11
Due from other governments	156	79	60	59	55	45	67	95	195	207
Due from self–supported Crown corporations and agencies			60	83					60	57
Equity in self–supported Crown corporations and agencies			100	95					8,145	7,458
Loans, advances and mortgages receivable	614	682	889	794	1	1	979	1,007	58	61
Other investments	80	76	3,203	2,675			192	191	289	214
Sinking fund investments			64	58
Loans for purchase of assets, recoverable from agencies
	4,550	3,905	8,286	7,477	151	119	1,810	1,824	9,969	9,120

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2022—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property[3]		General Government		Adjustments[4]		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,424	2,519	76	77	28	54	540	321	(2,613)	(2,471)	6,827	6,163
Temporary investments					32						315	397
Accounts receivable	389	378	67	44	93	98	3,717	3,312	(145)	(133)	6,779	5,971
Inventories for resale			4	3	2	2	3	2			74	71
Due from Crown corporations and agencies			3	39					(124)	(151)	0	0
Due from other governments			116	124	961	327	168	775			1,778	1,711
Due from self–supported Crown corporations and agencies							211	142			331	282
Equity in self–supported Crown corporations and agencies			238	226	3,709	1,893	31	(40)			12,223	9,632
Loans, advances and mortgages receivable					1	1	1,667	1,501	(10)	(15)	4,199	4,032
Other investments	9	9	76	76	95	102					3,944	3,343
Sinking fund investments	510	492	76	88					(140)	(146)	510	492
Loans for purchase of assets, recoverable from agencies	42,356	40,108							(15,138)	(13,807)	27,218	26,301
	45,688	43,506	656	677	4,921	2,477	6,337	6,013	(18,170)	(16,723)	64,198	58,395

PROVINCE OF BRITISH COLUMBIA	94
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector

as at March 31, 2022—Continued

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Other		Development[1]
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,600	2,158	1,587	1,532	388	217	801	700	1,802	1,484
Employee future benefits	1,438	1,362	754	735	35	34	17	17	44	42
Due to other governments	102	90	95	94	2		27	55	11	13
Due to Crown corporations, agencies and trust funds	54	59	15	8	6	6	66	68	643	642
Due to the Province of British Columbia				4	6	6	8	4	10	10
Deferred revenue	3,580	3,382	5,270	4,752	319	6	230	202	852	971
Employee pension plans
Taxpayer–supported debt	1,840	1,876	1,026	979			977	770	164	176
Self–supported debt
	9,614	8,927	8,747	8,104	756	269	2,126	1,816	3,526	3,338
Net assets (liabilities)	(5,064)	(5,022)	(461)	(627)	(605)	(150)	(316)	8	6,443	5,782
Non–financial Assets
Tangible capital assets	10,100	9,135	19,153	18,211	140	154	3,397	2,840	2,272	2,284
Restricted assets	5	5	2,142	1,998
Prepaid program costs	801	695	113	104	22	23	60	58	239	267
Other assets	305	190	3	4
	11,211	10,025	21,411	20,317	162	177	3,457	2,898	2,511	2,551
Accumulated surplus (deficit)	6,147	5,003	20,950	19,690	(443)	27	3,141	2,906	8,954	8,333

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Financial Position by Sector

as at March 31, 2022—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property[3]		General Government		Adjustments[4]		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	841	810	2,822	692	545	388	1,137	1,079	(143)	(167)	12,380	8,893
Employee future benefits			35	36	67	64	685	575			3,075	2,865
Due to other governments			1	2	337	171	98	198			673	623
Due to Crown corporations, agencies and trust funds	2,621	2,480	7	9	2	1			(2,713)	(2,563)	701	710
Due to the Province of British Columbia			1	2					(25)	(26)	0	0
Deferred revenue	64	71	2,717	2,489	334	323	13	15			13,379	12,211
Employee pension plans								1			0	1
Taxpayer–supported debt	58,293	56,021	15,235	13,801			319	326	(15,289)	(13,967)	62,565	59,982
Self–supported debt	27,209	26,275									27,209	26,275
	89,028	85,657	20,818	17,031	1,285	947	2,252	2,194	(18,170)	(16,723)	119,982	111,560
Net assets (liabilities)	(43,340)	(42,151)	(20,162)	(16,354)	3,636	1,530	4,085	3,819	0	0	(55,784)	(53,165)
Non–financial Assets
Tangible capital assets			19,130	18,333	144	127	1,682	1,649	(17)	(17)	56,001	52,716
Restricted assets											2,147	2,003
Prepaid program costs			31	28	6	5	75	84			1,347	1,264
Other assets	80	68	56	56							444	318
	80	68	19,217	18,417	150	132	1,757	1,733	(17)	(17)	59,939	56,301
Accumulated surplus (deficit)	(43,260)	(42,083)	(945)	2,063	3,786	1,662	5,842	5,552	(17)	(17)	4,155	3,136

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	96
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2022

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Other		Development[1]
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation							101	100
Contributions from the federal government	334	201	1,347	1,530	243	169	222	546	177	174
Fees and licenses	499	482	2,752	2,624	3	3	41	32	139	141
Miscellaneous	1,390	1,150	1,491	1,054	28	16	97	67	193	162
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	81	83	304	282	20	20	101	69	835	850
Natural resources									4,471	2,403
Investment income	17	12	315	256	2	1	17	6	25	25
Total revenue	2,321	1,928	6,209	5,746	296	209	579	820	5,840	3,755

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements
Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2022—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property[3]		General Government		Adjustments[4]		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation			575	479			40,041	33,587			40,717	34,166
Contributions from the federal government			164	716	726	224	8,767	9,334			11,980	12,894
Fees and licenses			63	41	1,052	971	35	35			4,584	4,329
Miscellaneous	1		158	177	226	216	419	418	(93)	(124)	3,910	3,136
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies			25	24	2,199	1,570	2,401	1,580	(542)	(514)	5,424	3,964
Natural resources											4,471	2,403
Investment income	1,273	1,302	9	10	4	4	60	63	(416)	(415)	1,306	1,264
Total revenue	1,274	1,302	994	1,447	4,207	2,985	51,723	45,017	(1,051)	(1,053)	72,392	62,156

PROVINCE OF BRITISH COLUMBIA	98
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2022—Continued

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Other		Development[1]
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	11,253	10,519	11,080	10,577	551	559	236	228	908	775
Government transfers	6,636	6,243	1,520	1,456	5,336	5,905	2,457	2,307	2,748	2,396
Operating costs	9,252	8,354	2,113	1,883	1,389	1,299	241	196	1,171	660
Interest	119	121	43	43			10	11	22	22
Amortization	649	617	943	898	23	22	109	99	134	128
Other	147	253	212	202	71	67	30	27	283	284
Operating expense	28,056	26,107	15,911	15,059	7,370	7,852	3,083	2,868	5,266	4,265
Surplus (deficit) for the Fiscal Year ended March 31	(25,735)	(24,179)	(9,702)	(9,313)	(7,074)	(7,643)	(2,504)	(2,048)	574	(510)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2022—Continued

	In Millions
					Protection of Persons
	Debt Servicing[2]		Transportation		and Property[3]		General Government		Adjustments[4]		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits			239	219	1,108	1,083	749	598			26,124	24,558
Government transfers			2,345	1,268	1,333	820	411	2,419	(361)	(351)	22,425	22,463
Operating costs			1,238	1,248	452	313	471	521	(5)	(4)	16,322	14,470
Interest	2,525	2,508	421	417			17	15	(415)	(415)	2,742	2,722
Amortization			633	624	31	29	136	130			2,658	2,547
Other			22	13	34	34	286	267	(270)	(283)	815	864
Operating expense	2,525	2,508	4,898	3,789	2,958	2,279	2,070	3,950	(1,051)	(1,053)	71,086	67,624
Surplus (deficit) for the Fiscal Year ended March 31	(1,251)	(1,206)	(3,904)	(2,342)	1,249	706	49,653	41,067	0	0	1,306	(5,468)

1 Debt servicing represents the financial impacts of activities related to management of the public debt.

2 The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3 Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4 Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	100
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2022

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2022	2021
	Development[2]	Property[3]	Government[4]	Sub–Total	Sub–Total
	$	$	$	$	$
Assets
Cash and cash equivalents	171	30	70	271	188
Accounts receivable	936	2,108	83	3,127	3,076
Inventories	199		218	417	422
Other investments	1,579	20,482	80	22,141	22,282
Tangible capital assets	35,926	463	687	37,076	34,811
Other assets	4,742	576	80	5,398	5,691
Total Assets	43,553	23,659	1,218	68,430	66,470
Liabilities
Accounts payable and accrued liabilities	4,688	17,394	509	22,591	25,371
Deferred revenue	3,997	2,502	41	6,540	5,354
Due to Province of British Columbia	60		211	271	199
Debt due to Province of British Columbia	26,255		140	26,395	25,463
Other debt	1,376	54	285	1,715	1,774
	36,376	19,950	1,186	57,512	58,161
Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(8)	361	49	402	688
Unremitted earnings–end of year	7,139	3,348	(17)	10,470	7,575
	7,177	3,709	32	10,918	8,309
Total Liabilities and Equity	43,553	23,659	1,218	68,430	66,470

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2022—Continued

	In Millions
				Protection of
				Persons and
	Education	Natural Resources	Transportation	Property	2022	2021
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	61	23	123		478	396
Accounts receivable	85	496	3		3,711	3,650
Inventories	77				494	491
Other investments	37	15	256		22,449	22,632
Tangible capital assets	653	856	170		38,755	36,484
Other assets	2	262	3		5,665	5,957
Total Assets	915	1,652	555	0	71,552	69,610
Liabilities
Accounts payable and accrued liabilities	72	17	292		22,972	25,798
Deferred revenue	30	1	25		6,596	5,425
Due to Province of British Columbia	60				331	282
Debt due to Province of British Columbia	37				26,432	25,499
Other debt	615	668			2,998	2,974
	814	686	317	0	59,329	59,978
Equity
Investment by Province of British Columbia	73	941	107		1,167	1,167
Other comprehensive income			(6)		396	683
Unremitted earnings–end of year	28	25	137		10,660	7,782
	101	966	238	0	12,223	9,632
Total Liabilities and Equity	915	1,652	555	0	71,552	69,610

1 Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2 British Columbia Hydro and Power Authority and Columbia Power Corporation.

3 Insurance Corporation of British Columbia.

4 British Columbia Liquor Distribution Branch and government’s proportionate share of British Columbia Lottery Corporation.

5 Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6 Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7 British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8 Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia, became an independent entity during the fiscal year.

PROVINCE OF BRITISH COLUMBIA	102
PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2022

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2022	2021
	Development[2]	Property[3]	Government[4]	Sub–Total	Sub–Total
	$	$	$	$	$
Revenue	7,675	6,322	6,569	20,566	18,149
Expense	6,949	4,106	4,169	15,224	14,296
Net earnings of self–supported Crown corporations and agencies	726	2,216	2,400	5,342	3,853
Dividends	(47)		(2,183)	(2,230)	(1,484)
Adjustments to dividends			(217)	(217)	(144)
Transfers (to) from deferred revenue				0	0
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	679	2,216	0	2,895	2,225
Unremitted earnings—beginning of year	6,460	1,132	(25)	7,567	5,342
Adjustments to unremitted earnings			8	8	8
Unremitted earnings—end of year	7,139	3,348	(17)	10,470	7,575
Accumulated other comprehensive income—beginning of year	(19)	730	(23)	688	(216)
Adjustments to accumulated other comprehensive income				0	1
Other comprehensive income	11	(369)	72	(286)	903
Accumulated other comprehensive income—end of year	(8)	361	49	402	688
Investment by Province of British Columbia.	46			46	46
Equity in self–supported Crown corporations and agencies for the year	7,177	3,709	32	10,918	8,309

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2022—Continued

	In Millions
				Protection of
				Persons and
	Education	Natural Resources	Transportation	Property	2022	2021
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Revenue	51	145	28	4	20,794	18,397
Expense	27	69	17	33	15,370	14,433
Net earnings of self–supported Crown corporations and agencies	24	76	11	(29)	5,424	3,964
Dividends	(21)	(81)			(2,332)	(1,595)
Adjustments to dividends					(217)	(144)
Transfers (to) from deferred revenue	3				3	(24)
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	6	(5)	11	(29)	2,878	2,201
Unremitted earnings—beginning of year	22	30	126	29	7,774	5,573
Adjustments to unremitted earnings					8	8
Unremitted earnings—end of year	28	25	137	0	10,660	7,782
Accumulated other comprehensive income—beginning of year			(7)	2	683	(224)
Adjustments to accumulated other comprehensive income				(2)	(2)	1
Other comprehensive income			1		(285)	906
Accumulated other comprehensive income—end of year	0	0	(6)	0	396	683
Investment by Province of British Columbia	73	941	107		1,167	1,167
Equity in self–supported Crown corporations and agencies for the year	101	966	238	0	12,223	9,632

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government’s proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia, became an independent entity during the fiscal year.

PROVINCE OF BRITISH COLUMBIA	104

PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2022

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2022	2021
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	6,188	42,275	25,525	4,512	5,260	7,246	91,006	86,584
Additions	336	3,095	1,119	337	525	590	6,002	5,428
Disposals and valuation adjustments	(10)	(128)	(10)	(27)	(109)	(283)	(567)	(1,006)
	6,514	45,242	26,634	4,822	5,676	7,553	96,441	91,006
Accumulated Amortization
Opening balance	(359)	(16,257)	(11,823)	(1,618)	(3,224)	(5,009)	(38,290)	(36,626)
Amortization expense	(27)	(1,103)	(555)	(109)	(364)	(500)	(2,658)	(2,547)
Effect of disposals and valuation adjustments	1	92	11	25	103	276	508	883
	(385)	(17,268)	(12,367)	(1,702)	(3,485)	(5,233)	(40,440)	(38,290)
Net book value for the year ended March 31, 2022	6,129	27,974	14,267	3,120	2,191	2,320	56,001
Net book value for the year ended March 31, 2021	5,829	26,018	13,702	2,894	2,036	2,237		52,716

1This statement includes assets that are held on capital leases at March 31, 2022 at a gross value of $387 million less accumulated amortization of $(118) million for a net book value totalling $269 million (2021: gross value of $330 million less accumulated amortization of $(115) million for a net book value of $215 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(2) million for a net book value of nil (2021: gross $2 million less accumulated amortization $(2) million for a net book value of nil); computer hardware/software gross $67 million less accumulated amortization $(36) million for a net book value of $31 million (2021: gross $61 million less accumulated amortization $(29) million for a net book value of $32 million); buildings gross $310 million less accumulated amortization $(74) million for a net book value of $236 million (2021: gross $249 million less accumulated amortization $(68) million for a net book value $181 million); and other assets gross $8 million less accumulated amortization $(6) million for a net book value of $2 million (2021: gross $18 million less accumulated amortization $(16) million for a net book value of $2 million).

2Historical cost includes work–in–progress at March 31, 2022 totalling $6,820 million (2021: $5,548 million) comprised of: buildings $3,334 million (2021: $2,884 million); land improvements $84 million (2021: $69 million); highway infrastructure $1,385 million (2021: $913 million); transportation equipment $659 million (2021: $485 million); computer hardware/software $1,187 million (2021: $1,024 million); and specialized equipment $171 million (2021: $173 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2022 totalling $13 million (2021: $8 million).

3“Other” at net book value includes office furniture and equipment $884 million (2021: $830 million), vehicles $100 million (2021: $102 million), machinery $1,165 million (2021: $1,139 million) and miscellaneous $171 million (2021: $166 million).

PROVINCE OF BRITISH COLUMBIA	105

PUBLIC ACCOUNTS 2021/22

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2022

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2022		2021
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375		375
Subtotal, general government	375	0	375	0
Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	13	6	13	4
Subtotal, natural resources and economic development	13	6	13	4
Total taxpayer–supported guaranteed debt	388	6	388	4

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self–supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	16	398	14
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	398	15	398	13

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2021: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)	the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)	the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Family Maintenance Agency Ltd.	19	(19)
BC Financial Services Authority	77	(50)	27	(3)		24
BC Games Society	2	(2)
BC Health Care Occupational Health and Safety Society	1	(1)		10		10
BC Infrastructure Benefits Inc.	69	(69)
BCNET	23	(23)		2		2
B.C. Pavilion Corporation	99	(97)	2	(21)		(19)
BC Transportation Financing Authority	662	(3,389)	(2,727)	(109)		(2,836)
British Columbia Assessment Authority	108	(101)	7			7
British Columbia Housing Management Commission	1,961	(1,962)	(1)	(47)		(48)
British Columbia Public School Employers’ Association	9	(9)
British Columbia Securities Commission	91	(66)	25	(12)		13
British Columbia Transit	376	(376)		(1)		(1)
Canadian Blood Services	198	(196)	2	5		7
Columbia Basin Trust	20	(91)	(71)	(2)	81	8
Community Living British Columbia	1,318	(1,318)		3		3
Community Social Services Employers’ Association of British Columbia	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	58	(58)
First Peoples’ Heritage, Language and Culture Council	32	(32)
Forest Enhancement Society of BC	54	(54)		(51)		(51)
Forestry Innovation Investment Ltd.	24	(23)	1			1
Health Employers Association of British Columbia	40	(40)		25		25

110

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2022—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued
InBC Investment Corp.	7	(2)	5			5
Industry Training Authority	118	(118)		3		3
Infrastructure BC Inc.	10	(10)
Innovate BC	29	(29)		1		1
Knowledge Network Corporation	22	(19)	3	2		5
Legal Services Society	114	(114)
Nechako–Kitamaat Development Fund Society
Oil and Gas Commission	78	(77)	1	(2)		(1)
Organized Crime Agency of British Columbia Society	25	(25)		2		2
Post–Secondary Employers’ Association	3	(3)		1		1
Provincial Rental Housing Corporation	261	(107)	154	275		429
Real Estate Council of British Columbia	2	(11)	(9)			(9)
Real Estate Foundation of British Columbia	14	(13)	1	(9)		(8)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	25	(26)	(1)	3		2
Taxpayer–supported Crown corporations and agencies	5,955	(8,536)	(2,581)	75	81	(2,425)

SUCH Sector
School Districts	7,545	(7,429)	116	391		507
Universities	5,935	(5,621)	314	180	21	515
Colleges and Institutes	1,509	(1,508)	1	79		80
Health Authorities	20,678	(20,638)	40	933		973
Hospital Societies	1,281	(1,278)	3	26		29
SUCH sector	36,948	(36,474)	474	1,609	21	2,104
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	42,903	(45,010)	(2,107)	1,684	102	(321)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2022—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	7,591	(6,923)	668			668
British Columbia Liquor Distribution Branch	4,372	(3,183)	1,189		(1,189)
British Columbia Lottery Corporation	2,197	(986)	1,211		(1,211)
Columbia Power Corporation	84	(26)	58		(47)	11
Insurance Corporation of British Columbia	6,322	(4,106)	2,216			2,216
Sub–total	20,566	(15,224)	5,342	0	(2,447)	2,895
British Columbia Railway Company[3]	28	(17)	11			11
Columbia Basin Trust joint ventures[4]	145	(69)	76		(81)	(5)
Real Estate Errors and Omissions Insurance Corporation[5]	4	(33)	(29)			(29)
Great Northern Way Campus Trust[6]	9	(6)	3			3
Heritage Realty Properties Ltd[7]	6	(6)
SFU Community Trust	1		1		(4)	(3)
UBC Properties Investments Ltd.	19		19		(16)	3
Vancouver Island Technology Park Trust[7]	5	(5)			(1)	(1)
Miscellaneous	11	(10)	1			1
Sub–total	228	(146)	82	0	(102)	(20)
Net impact of self–supported Crown corporations and agencies	20,794	(15,370)	5,424	0	(2,549)	2,875

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3Subsidiary of BC Transportation Financing Authority.

4Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

5Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia, became an independent entity during the fiscal year.

6Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7Subsidiaries of the University of Victoria.

112

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

SUCH 1 Statement of Financial Position

as at March 31, 2022

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2022 Total	2021 Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,712	874	534	1,878	5,998	5,317
Temporary investments	1	37	12	26	76	98
Accounts receivable	396	272	30	122	820	788
Inventories for resale	449	12	6		467	281
Due from Crown corporations, agencies and trust funds	522	30	33	33	618	629
Due from other governments	65	27	5	2	99	82
Due from self–supported Crown corporations and agencies		57	2		59	83
Equity in self–supported Crown corporations and agencies		83	15	3	101	95
Loans, advances and mortgages receivable	716	90			806	827
Other investments	4	3,495	181	52	3,732	3,556
Sinking fund investments		52	15		67	64
Financial assets before accounting adjustments	4,865	5,029	833	2,116	12,843	11,820
Policy accounting adjustments	(483)	(493)		8	(968)	(1,147)
Financial assets	4,382	4,536	833	2,124	11,875	10,673

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

SUCH 1 Statement of Financial Position

as at March 31, 2022—Continued

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2022 Total	2021 Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,875	591	209	639	3,314	2,890
Employee future benefits	1,423	388	99	259	2,169	2,066
Due to other governments	83	7	9		99	82
Due to Crown corporations, agencies and trust funds	56	16	7	2	81	75
Deferred revenue	9,972	7,382	1,604	7,672	26,630	24,519
Taxpayer–supported debt	1,840	913	88	25	2,866	2,855
Liabilities before accounting adjustments	15,249	9,297	2,016	8,597	35,159	32,487
Policy accounting adjustments	(6,582)	(3,137)	(1,156)	(7,135)	(18,010)	(16,648)
Liabilities	8,667	6,160	860	1,462	17,149	15,839
Net liabilities	(4,285)	(1,624)	(27)	662	(5,274)	(5,166)
Non–financial Assets
Tangible capital assets	10,152	7,707	1,698	9,733	29,290	27,445
Restricted assets	5	2,081	49	2	2,137	2,001
Prepaid program costs	302	77	15	20	414	491
Other assets	302			2	304	192
Non–financial assets before accounting adjustments	10,761	9,865	1,762	9,757	32,145	30,129
Policy accounting adjustments	284	(15)	(7)	(4)	258	58
Non–financial assets	11,045	9,850	1,755	9,753	32,403	30,187
Accumulated surplus (deficit)	6,760	8,226	1,728	10,415	27,129	25,021

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

114

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2022 Total	2021 Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	29	567	26	16	638	646
Fees and licenses	417	2,003	534	201	3,155	2,982
Contributions from the provincial government/Crown corporations and agencies	19,756	2,087	819	6,962	29,624	28,356
Miscellaneous	612	1,025	111	351	2,099	1,546
Investment income	12	275	20	16	323	272
Total revenue	20,826	5,957	1,510	7,546	35,839	33,802

Expense
Salaries and benefits	10,982	3,694	1,079	6,193	21,948	20,768
Government transfers		343	15		358	336
Operating costs	8,894	979	260	848	10,981	9,884
Interest	118	37	4		159	165
Amortization	640	447	110	376	1,573	1,497
Other	149	121	40	12	322	390
Total operating expense	20,783	5,621	1,508	7,429	35,341	33,040
Surplus (deficit) for the year before accounting adjustments	43	336	2	117	498	762
Policy accounting adjustments	959	180	79	391	1,609	1,484
Surplus (deficit) for the year	1,002	516	81	508	2,107	2,246

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

115

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20221

(Unaudited)

				Variance
	2021/22 Budget	2021/22 Actual	2020/21 Actual	2021/22 Actual To Budget	2021/22 vs 2020/21
Consolidated Revenue Fund[2]	32,750	33,400	32,672	650	728
Taxpayer–supported Crown corporations and agencies[3]	6,910	6,767	6,042	(143)	725
Total staff utilization	39,660	40,167	38,714	507	1,453

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA	119

PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2022

(Unaudited)

	In Millions
	2022	2021
	$	$
Financial Assets
Cash and cash equivalents	2,995	2,874
Accounts receivable	6,031	5,297
Inventories for resale	53	51
Due from other governments	1,602	1,568
Due from Crown corporations and agencies	280	210
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,517	2,317
Other investments	355	354
Loans for purchase of assets, recoverable from agencies	42,356	40,107
	56,783	53,372
Liabilities
Accounts payable and accrued liabilities	6,076	5,133
Employee future benefits	839	724
Due to other governments	572	540
Due to Crown corporations, agencies and trust funds	3,759	3,509
Deferred revenue	1,423	1,262
Employee pension plans	0	1
Taxpayer–supported debt	58,381	56,111
Self–supported debt	26,929	26,019
	97,979	93,299
Net assets (liabilities)	(41,196)	(39,927)

Non–financial Assets
Tangible capital assets	3,451	3,364
Prepaid program costs	341	419
Other assets	80	68
	3,872	3,851
Accumulated operating result	(37,324)	(36,076)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

120	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	2022		2021
	Estimates[2]	Actual	Actual
	$	$	$
Revenue
Taxation	33,047	39,920	33,494
Contributions from the federal government	8,290	9,537	9,643
Other revenue	1,521	1,596	1,529
Dividends	1,725	2,231	1,484
Natural resources	2,278	4,181	2,167
	46,861	57,465	48,317
Expense
Health	25,819	26,943	25,388
Education	11,368	10,939	10,622
Social services	7,036	7,093	7,659
Other	6,181	2,742	2,445
Natural resources and economic development	2,806	4,445	3,540
Interest[3]	1,326	1,267	1,231
Transportation	916	1,118	1,539
Protection of persons and property	1,623	2,570	1,919
General government	1,231	1,596	3,539
	58,306	58,713	57,882
Operating result for the year	(11,445)	(1,248)	(9,565)

Accumulated operating result —beginning of year		(36,076)	(26,511)
Accumulated operating result —end of year		(37,324)	(36,076)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on April 20, 2021. It does not include other authorizations granted in subsequent Supplementary Estimates or under statutory authority of $2,055 million (2021: $9,880 million).

3Interest expense does not include the following: interest of $1,251 million (2021: $1,264 million) on cost of borrowing for relending to government bodies; and interest of $6 million (2021: $13 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA	121

PUBLIC ACCOUNTS 2021/22

General Fund

Statement of Financial Position

as at March 31, 2022

(Unaudited)

	In Millions
	2022	2021
	$	$
Financial Assets
Cash and cash equivalents	2,455	2,337
Accounts receivable	6,031	5,297
Inventories for resale	53	51
Due from other governments	1,602	1,568
Due from Crown corporations and agencies	280	210
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,517	2,317
Other investments	355	354
Loans for purchase of assets, recoverable from agencies	42,356	40,107
	56,243	52,835
Liabilities
Accounts payable and accrued liabilities	6,076	5,133
Employee future benefits	839	724
Due to other governments	572	540
Due to Crown corporations, agencies and trust funds	3,759	3,509
Deferred revenue	1,423	1,262
Employee pension plans	0	1
Taxpayer–supported debt	58,381	56,111
Self–supported debt	26,929	26,019
	97,979	93,299
Net assets (liabilities)	(41,736)	(40,464)

Non–financial Assets
Tangible capital assets	3,451	3,364
Prepaid program costs	341	419
Other assets	80	68
	3,872	3,851
Accumulated operating result	(37,864)	(36,613)

122	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	2022		2021
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	33,047	39,920	33,494
Contributions from the federal government	8,290	9,537	9,643
Other revenue	1,518	1,593	1,525
Dividends	1,725	2,231	1,484
Natural resources	2,278	4,181	2,167
	46,858	57,462	48,313
Expense
Health	25,819	26,943	25,388
Education	11,368	10,939	10,622
Social services	7,036	7,093	7,659
Other	6,181	2,742	2,445
Natural resources and economic development	2,806	4,445	3,540
Interest	1,326	1,267	1,231
Transportation	916	1,118	1,539
Protection of persons and property	1,623	2,570	1,919
General government	1,231	1,596	3,539
	58,306	58,713	57,882
Operating result for the year	(11,448)	(1,251)	(9,569)

Accumulated operating result—beginning of year		(36,613)	(27,044)
Accumulated operating result—end of year		(37,864)	(36,613)

PROVINCE OF BRITISH COLUMBIA	123
PUBLIC ACCOUNTS 2021/22

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2022

(Unaudited)

	In Millions
	2022	2021
	$	$
Financial Assets
Cash and cash equivalents	540	537
	540	537
Accumulated operating result	540	537

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	2022		2021
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	3	3	4
	3	3	4
Operating result for the year	3	3	4

Accumulated operating result—beginning of year		537	533
Accumulated operating result—end of year		540	537

124	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	2022			2021
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(1,248)	(9,565)
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			290	281
Amortization of public debt deferred revenue and deferred charges			(51)	(82)
Concessionary loan adjustments increase (decrease)			5	(6)
(Gain) on sale of tangible capital assets			(1)	(8)
Valuation adjustments			19	40
Accounts receivable (increase)			(736)	(668)
Due from other governments (increase)			(34)	(727)
Due from self–supported Crown corporations and agencies (increase) decrease			(70)	30
Accounts payable increase			943	664
Employee future benefits increase			115	36
Due to other governments increase			32	165
Due to Crown corporations, agencies and funds increase			250	912
Employee pension plan (decrease)			(1)
Items applicable to future operations increase (decrease)			45	(170)
Cash (used for) operations			(442)	(9,098)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	8	(386)	(378)	(374)
Cash (used for) capital	8	(386)	(378)	(374)

Investment Transactions
Loans, advances and mortgages receivable issues	287	(507)	(220)	(231)
Other investments—net increase	9	(10)	(1)	(6)
Cash (used for) investments	296	(517)	(221)	(237)
Total cash (requirement)			(1,041)	(9,709)

PROVINCE OF BRITISH COLUMBIA	125
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2022—Continued

(Unaudited)

	In Millions
	2022			2021
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirement) carried forward from previous page			(1,041)	(9,709)

Financing Transactions[1]
Public debt increase	33,190	(29,941)	3,249	14,753
(Used for) purchase of assets, recoverable from agencies	15,031	(17,118)	(2,087)	(3,021)
Cash derived from financing	48,221	(47,059)	1,162	11,732
Increase in cash and cash equivalents			121	2,023
Cash and cash equivalents—beginning of year			2,874	851
Cash and cash equivalents—end of year			2,995	2,874
Cash and cash equivalents are made up of:
Cash			2,943	2,821
Cash equivalents			52	53
			2,995	2,874

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

126	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	2022		2021
	Estimates	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	11,170	13,704	11,118
Provincial sales	7,867	8,727	7,684
Corporate income	3,409	5,053	4,805
Property	2,783	2,816	2,177
Property transfer	1,975	3,327	2,098
Employer health	1,923	2,443	2,156
Carbon	1,985	2,011	1,683
Tobacco	780	708	711
Fuel	528	546	504
Other	715	706	652
Commissions on collection of public funds	(66)	(75)	(69)
Valuation adjustments	(22)	(46)	(25)
Total taxation revenue	33,047	39,920	33,494
Contributions from the Federal Government
Canada health and social transfers	7,939	8,541	7,743
Other contributions	351	996	1,900
Total contributions from the federal government	8,290	9,537	9,643
Other Revenue
Medical Services Plan premiums		1	(4)
Motor vehicle licences and permits	578	610	570
Other fees and licences	519	572	525
Investment earnings	84	99	109
Miscellaneous	338	347	348
Asset dispositions	37	1	8
Commissions on collection of public funds	(7)	(7)	(7)
Valuation adjustments	(28)	(27)	(20)
Total other revenue	1,521	1,596	1,529
Dividends
Self–supported Crown corporations
British Columbia Liquor Distribution Branch	1,088	1,189	1,161
British Columbia Lottery Corporation	590	995	276
Columbia Power Corporation	47	47	47
Total dividends	1,725	2,231	1,484

PROVINCE OF BRITISH COLUMBIA	127
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2022—Continued

(Unaudited)

	In Millions
	2022		2021
	Estimated	Actual	Actual
Natural Resource Revenue[2]
Forests	1,148	1,837	1,226
Petroleum, natural gas and minerals	551	1,690	467
Water and other	597	662	482
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(17)	(7)	(7)
Total natural resource revenue	2,278	4,181	2,167
Net Consolidated Revenue Fund Revenue	46,861	57,465	48,317

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Energy, Mines and Low Carbon Innovation
Oil and Gas Commission	(42)	(44)	(44)
Ministry of Finance
British Columbia Transit	(18)	(18)	(17)
BC Transportation Financing Authority	(442)	(462)	(425)
Cowichan Tribes	(4)	(4)	(4)
Municipalities or Eligible Entities	(34)	(63)	(34)
Rural Areas	(420)	(423)	(411)
South Coast British Columbia Transportation Authority	(368)	(400)	(349)
Ministry of Forests, Lands, Natural Resource Operations and Rural Development
Habitat Conservation Trust	(7)	(5)	(5)
Ministry of Indigenous Relations and Reconciliation
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	(58)	(91)
Total	(1,393)	(1,510)	(1,289)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $110 million (2021: $107 million) and corporate income tax were $127 million (2021: $97 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $191 million (2021: $189 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax refunds were $10 million (2021: $2 million).

 Property tax revenue was recorded net of home owner grants of $878 million (2021: $857 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $1,517 million (2021: $654 million). Natural resource revenue includes mining taxes of $660 million (2021: $75 million) and logging taxes of $154 million (2021: $56 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,838 million (2021: $3,223 million), road credits of $14 million (2021: $25 million) and summer drilling credits of $3 million (2021: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

128	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Thousands
	Estimates	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	86,062		86,062	82,307
Officers of the Legislature	84,630	23	84,653	80,714
Office of the Premier	14,678		14,678	13,312
Advanced Education and Skills Training	2,592,081	34,953	2,627,034	2,626,966
Agriculture, Food and Fisheries	99,837	15,586	115,423	115,290
Attorney General	1,272,501	46,676	1,319,177	1,299,768
Children and Family Development	2,392,755	19,633	2,412,388	2,410,192
Citizens’ Services	604,304	5,454	609,758	608,489
Education	7,131,834	9,172	7,141,006	7,129,508
Energy, Mines and Low Carbon Innovation	108,700	213,990	322,690	322,410
Environment and Climate Change Strategy	301,362	280,959	582,321	580,580
Finance	989,825	973,050	1,962,875	1,962,305
Forests, Lands, Natural Resource Operations and Rural Development	887,861	741,112	1,628,973	1,615,768
Health	23,872,948	1,840,156	25,713,104	25,710,678
Indigenous Relations and Reconciliation	178,713	371,304	550,017	548,339
Jobs, Economic Recovery and Innovation	79,148	485,720	564,868	564,413
Labour	17,374	19,215	36,589	36,588
Mental Health and Addictions	12,735		12,735	10,250
Municipal Affairs	308,198	96,245	404,443	403,879
Public Safety and Solicitor General	900,858	622,257	1,523,115	1,522,134
Social Development and Poverty Reduction	4,359,801		4,359,801	4,349,176
Tourism, Arts, Culture and Sport	162,227	236,099	398,326	395,416
Transportation and Infrastructure	948,948	25,066	974,014	973,091
Management of Public Funds and Debt	1,325,774		1,325,774	1,267,271
Contingencies (All Ministries) and New Programs[1]	4,250,000	(3,981,932)	268,068	40,111
Capital Funding	3,447,983		3,447,983	2,202,883
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	1,871,000		1,871,000	1,837,115
Forest Practices Board	3,861		3,861	3,856
Total expense	58,306,000	2,054,738	60,360,738	58,712,809

PROVINCE OF BRITISH COLUMBIA	129
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2022—Continued

(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations
Voted expense	57,188,294	1,155,756	58,344,050	56,711,601
Statutory
Various Acts	5,111	179,814	184,925	184,878
Special Accounts	1,191,738	945,536	2,137,274	2,121,289
Inter–account transfers	(79,143)	(226,368)	(305,511)	(304,959)
Total expense by appropriation 2021/22	58,306,000	2,054,738	60,360,738	58,712,809
Total expense by appropriation 2020/21	50,208,000	9,879,869	60,087,869	57,882,338

1The budget for contingencies has been reallocated to ministries with approved access.

130	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		241,314	241,314	241,314
Legislative Assembly	6,309		6,309	2,420
Officers of the Legislature	1,916		1,916	1,506
Office of the Premier	1		1
Advanced Education and Skills Training	504		504	215
Agriculture, Food and Fisheries	755		755	225
Attorney General	14,348		14,348	5,713
Children and Family Development	527	1,136	1,663	1,663
Citizens’ Services	391,996		391,996	221,318
Education	2		2
Energy, Mines and Low Carbon Innovation	41,873	1,783	43,656	43,372
Environment and Climate Change Strategy	45,144	1,338	46,482	46,055
Finance	1,835,391	108,638	1,944,029	1,886,484
Forests, Lands, Natural Resource Operations and Rural Development	199,482		199,482	144,333
Health	242	41,692	41,934	41,934
Indigenous Relations and Reconciliation	90,630	33,116	123,746	91,176
Jobs, Economic Recovery and Innovation	1		1	1
Labour	3		3
Mental Health and Addictions	1		1
Municipal Affairs	2,601		2,601	250
Public Safety and Solicitor General	2,542	435	2,977	2,977
Social Development and Poverty Reduction	2,313		2,313
Tourism, Arts, Culture and Sport	1		1
Transportation and Infrastructure	3,506		3,506	3,223
Contingencies (All Ministries) and New Programs	100,000	(44,601)	55,399
Total financing transaction disbursements	2,740,088	384,851	3,124,939	2,734,179

Summary of Appropriations
Loans, investments and other requirements	707,868	264,830	972,698	838,589
Revenue collected for, and transferred to, other entities	1,391,333	120,021	1,511,354	1,510,067
Capital expenditures	640,887		640,887	385,523
Total financing transactions by appropriation	2,740,088	384,851	3,124,939	2,734,179

PROVINCE OF BRITISH COLUMBIA	131
PUBLIC ACCOUNTS 2021/22

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2022

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education and Skills Training		5
Ministry of Attorney General	2
Ministry of Citizens’ Services	1
Ministry of Energy, Mines and Low Carbon Innovation			3
Ministry of Environment and Climate Change Strategy	1
Ministry of Finance	47	15	1
Ministry of Forests, Lands, Natural Resource Operations and Rural Development	1
Ministry of Health	3
Ministry of Public Safety and Solicitor General	10
Ministry of Social Development and Poverty Reduction	4
Total 2021/22	69	20	4

Total 2020/21	82	64	2

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA	135
PUBLIC ACCOUNTS 2021/22

Overview of Provincial Debt
(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies. Under the Economic Stabilization (COVID–19) Act, 2020, this section of the Act does not apply for fiscal years 2020/21–2023/24.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2022 was $90,666 million, which consists of $89,774 million in the Summary Financial Statements in addition to $1,386 million of debt included as part of equity in self–supported Crown corporations and agencies and $16 million of guaranteed debt less $510 million of sinking fund investments.

136	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Provincial Debt

as at March 31, 2022
(Unaudited)

The accumulated provincial net debt of $90,666 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2022, taxpayer–supported net debt totalled $62,341 million including debt incurred for government operating ($7,233 million), government capital ($36,487 million), BC Transportation Financing Authority ($14,615 million), Health Authorities and Hospital Societies ($1,839 million), post–secondary institutions ($922 million), social housing ($974 million) and other debt ($271 million). Other debt is comprised mainly of debt related to BC Pavilion Corporation, BC Transit, InBC Investment Corporation, and school districts.

At March 31, 2022, self–supported debt totalled $28,325 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($25,611 million), Columbia Basin power projects ($1,319 million), commercial subsidiaries of certain post–secondary institutions ($615 million), Columbia Power Corporation ($266 million), British Columbia Lottery Corporation ($195 million), British Columbia Liquor Distribution Branch ($230 million), and debt of other government business enterprises ($89 million). Debt of other government business enterprises is debt related to Columbia Basin Trust’s share of real estate investment joint ventures, and the Insurance Corporation of British Columbia.

Chart 1 – Provincial debt as at March 31, 2022

In Millions/Percent of Total

PROVINCE OF BRITISH COLUMBIA	137
PUBLIC ACCOUNTS 2021/22

Change in Provincial Debt1
(Unaudited)

Provincial debt increased by $3,566 million in 2021/22 when compared to the prior year. This includes an increase in taxpayer–supported debt of $2,591 million and an increase in self–supported debt of $975 million. Warehouse Program debt was nil at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2022.

Taxpayer–supported Debt—Increased by $2,591 million due to new capital requirements of $2,615 million to fund government capital requirements, $1,294 million for BC Transportation Financing Authority, $204 million for social housing, $40 million for post–secondary institutions. This is offset by a reduction of debt of $1,513 million for government operating requirements, $36 million for Health Authorities and Hospital Societies, and $13 million in other taxpayer–supported entities.

Self–supported Debt—Increased by $975 million due to new capital financing requirements of $961 million for British Columbia Hydro and Power Authority, $95 million for post–secondary institutions’ subsidiaries, offset by a reduction in debt of $33 million for British Columbia Lottery Corporation, $30 million for Columbia Basin power projects, $5 million for Columbia Power Corporation, and $13 million for other commercial Crown corporations and agencies.

Chart 2 – Change in provincial debt for the year ended March 31, 2022

$ Millions
Taxpayer–supported
Self–supported
3000
2000
1000
0
-1000
-2000
(1,513)
2,615
1,294
204
(9)
975
Provincial government operating
Provincial government capital
BC Transportation Financing Authority
Social housing
Other
Commercial Crown Corporations

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

138	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Reconciliation of Summary Financial Statements’ Deficit (Surplus)
to Change in Taxpayer–supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2022
(Unaudited)

	In Millions
	2022	2021
	$	$
(Surplus) deficit for the year	(1,306)	5,468

Taxpayer–supported debt increased (decreased) by:
Non–cash expenses included in deficit	(2,785)	(2,635)
Accounts receivable, accounts payable and other working capital net changes	(3,072)	1,616
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	2,943	2,200
Tangible capital asset net acquisitions	5,934	5,305
Net increases in loans, advances and investments	877	1,567
Net increase in taxpayer–supported debt	2,591	13,521
Taxpayer–supported debt—beginning of year	59,750	46,229
Taxpayer–supported debt—end of year	62,341	59,750
Self–supported debt	28,325	27,350
Total debt[1]	90,666	87,100

Reconciliation of Total Debt to Summary Financial Statements’ Debt
as at March 31, 2022

(Unaudited)

	In Millions
	2022	2021
	$	$
Total debt	90,666	87,100

Debt included as part of equity in self–supported Crown corporations and agencies	(1,386)	(1,321)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(16)	(14)
Sinking fund investments	510	492
Summary Financial Statements’ debt	89,774	86,257

Comprised of:
Taxpayer–supported debt	62,565	59,982
Self–supported debt	27,209	26,275
Summary Financial Statements’ debt	89,774	86,257

1See Summary of Provincial Debt, page 147.

PROVINCE OF BRITISH COLUMBIA	139
PUBLIC ACCOUNTS 2021/22

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt increased by $3,566 million compared to a budgeted increase of $15,780 million resulting in a $12,214 million decrease from budget net of the $1,000 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt decreased by $2,591 million compared to a budgeted increase of $11,892 million. The $9,301 million decrease from budget reflects the lower than forecasted borrowing for government operating requirements ($7,706 million), government capital ($693 million), BC Transportation Financing Authority ($923 million), other taxpayer–supported entities ($25 million), Social Housing ($16 million) and Health Authorities and Hospital Societies ($2 million). These decreases were offset by higher than forecasted borrowing for post–secondary institutions ($64 million).

Self–supported debt increased by $975 million compared to a budgeted increase of $2,888 million. The $1,913 million decrease from budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($2,008 million) other self–supporting entities, primarily the Insurance Corporation of British Columbia ($16 million), Columbia Basin power projects ($6 million), and British Columbia Lottery Corporation ($5 million). These decreases were partially offset by higher than forecasted borrowing for commercial subsidiaries of certain post–secondary institutions ($118 million), British Columbia Liquor Distribution Branch ($2 million) and Columbia Power Corporation ($2 million).

Chart 3 – Change in provincial debt1, comparison to budget for the year ended March 31, 2022

1The change in forecast allowance is not included in this chart.

140	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Interprovincial Comparison of Taxpayer–supported Debt
as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Percent of GDP at March 31

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2021 was 18.6%.

PROVINCE OF BRITISH COLUMBIA	141
PUBLIC ACCOUNTS 2021/22

Interprovincial Comparison of Taxpayer–supported Debt
Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue at March 31

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2021 was 3.0%.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available online at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2021/22

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INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (Government), which comprise the summary of provincial debt as at March 31, 2022, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, the summary of provincial debt as at March 31, 2022, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Debt-related Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of Matter - Basis of Accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements the Government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2022. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other Accompanying Information

Government is responsible for the other information in the annual Public Accounts. My opinion on the debt-related statements does not cover other information included in the Public Accounts that accompanies the debt-related statements and, except for my independent auditor’s report on the summary financial statements, I do not express any form of assurance conclusion thereon.

MINISTER OF FINANCE
Independent Auditor’s Report

In connection with my audit of the debt-related statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. Other than the material misstatements described in the other accompanying information section of my independent auditor’s report on the summary financial statements, I have nothing to report in this regard.

Government’s Responsibility for the Debt-related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Debt-related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates, if any, and related disclosures made by management.

MINISTER OF FINANCE
Independent Auditor’s Report

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Michael A. Pickup
Victoria, British Columbia, Canada	Michael A. Pickup, FCPA, FCA
July 28, 2022	Auditor General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

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PROVINCE OF BRITISH COLUMBIA	147
PUBLIC ACCOUNTS 2021/22

Summary of Provincial Debt1
as at March 31

	In Millions
	2022	2021	2020	2019	2018
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	7,233	8,746
Provincial government general capital					1,156
Capital
K–12 education2	11,342	10,529	9,757	8,885	8,891
Post–secondary institutions[2]	5,732	5,426	4,917	4,607	4,584
Health facilities[2]	8,223	7,484	6,705	6,173	6,141
Ministries general capital	4,087	3,702	3,133	2,363	2,718
Transportation[2]	5,401	5,401	5,401	5,401	5,682
Social housing[3]	1,424	1,062	805	619	619
Other4	278	268	252	242	242
Total Capital	36,487	33,872	30,970	28,290	28,877
Total provincial government	43,720	42,618	30,970	28,290	30,033

Taxpayer–supported entities
British Columbia Pavilion Corporation	129	132	135	138	141
British Columbia Transit	56	60	65	73	84
BC Transportation Financing Authority	14,615	13,321	12,193	11,293	10,388
Health Authorities and Hospital Societies	1,839	1,875	1,802	1,795	1,762
InBC Investment Corporation	19	37	45	70	161
Post–secondary institutions	922	882	753	763	744
School districts	25	24	18	19	17
Social housing[3]	974	770	222	225	259
Other[4]	42	31	26	15	18
Total taxpayer–supported entities	18,621	17,132	15,259	14,391	13,574
Total taxpayer–supported debt	62,341	59,750	46,229	42,681	43,607

Self–supported Debt
Commercial Crown corporations and agencies British Columbia Hydro and Power Authority	25,611	24,650	23,238	22,064	19,990
British Columbia Lottery Corporation	195	228	233	100	155
Columbia Basin Trust joint ventures[5]	1,319	1,349	1,387	418	433
Columbia Power Corporation	266	271	276	282	286
British Columbia Liquor Distribution Branch	230	233	210
Post–secondary institutions’ subsidiaries[6]	615	520	504	387	418
Other[7]	89	99	84	30	30
Total self–supported debt	28,325	27,350	25,932	23,281	21,312
Total provincial debt	90,666	87,100	72,161	65,962	64,919

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities, and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

4Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

5Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd, and Vancouver Island Technology Park.

7Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, and Insurance Corporation of British Columbia.

148	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2021/22

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

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Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31

	2022		2021	2020	2019	2018
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	139.5	104.3	115.1	95.9	89.5	94.7
Taxpayer–supported	125.9	90.8	101.2	80.6	75.0	82.5

Debt per Capita ($)[2]
Total provincial	19,858	17,386	16,919	14,230	13,214	13,477
Taxpayer–supported	13,829	11,954	11,606	9,116	8,550	9,053

Debt to GDP (percent)[3]
Total provincial	32.7	26.1	29.5	23.6	22.3	23.2
Taxpayer–supported	22.8	17.9	20.2	15.1	14.5	15.6

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.9	3.3	3.7	3.8	3.8	4.0
Taxpayer–supported	3.4	2.8	3.1	3.1	3.2	3.3

Interest Costs ($ millions)
Total provincial	2,908	2,848	2,817	2,872	2,786	2,759
Taxpayer–supported	1,930	1,896	1,832	1,807	1,793	1,725

Interest Rate (percent)[5]
Taxpayer–supported	2.9	3.1	3.5	4.1	4.2	4.1

Revenue Factor for Key Indicators ($ millions)
Total provincial[6]	73,770	86,903	75,691	75,283	73,734	68,551
Taxpayer–supported[7]	56,899	68,658	59,033	57,386	56,881	52,866

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Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2022		2021	2020	2019	2018
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	102,880	90,666	87,100	72,161	65,962	64,919
Taxpayer–supported[8]	71,642	62,341	59,750	46,229	42,681	43,607

Provincial GDP ($ millions)[9]	314,268	347,653	295,282	306,272	295,316	279,370

Population (thousands at July 1)[10]	5,181	5,215	5,148	5,071	4,992	4,817

1Figures for prior years have been restated to conform with the presentation used for 2021/22 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2022 divided by population at July 1, 2021).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2022 divided by 2021 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2021 is used for the fiscal year ended March 31, 2022). As nominal GDP for the calendar year ending 2021 is not available, the 2021 GDP projected in the February 2022 Budget and Fiscal Plan 2022/23 – 2024/25 has been used for the fiscal year ended March 31, 2022 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g. population at July 1, 2021 is used for the fiscal year ended March 31, 2022). Preliminary population figures are presented as published for the year noted per the February 2022 Budget and Fiscal Plan 2022/23 – 2024/25.

Summary of Performance Measures
for the Fiscal Year Ended March 31, 2022

	2022	2022	2021
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	22.8%	17.9%	20.2%
Taxpayer–supported debt service costs as a percentage of revenue	3.4%	2.8%	3.1%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

2The target amounts are from page 172 of the Budget and Fiscal Plan 2021/22–2023/24.

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Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i)    Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii)    Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)    Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)    Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii)    Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

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Definitions—Continued
(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

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Definitions—Continued
(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

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Acronyms
(Unaudited)

APAC	Accounting Policy Advisory Committee

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

Moody’s	Moody’s Investors Service

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SFU	Simon Fraser University

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia